CONFIDENTIAL

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                          STOCK PURCHASE AGREEMENT

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                         dated as of March 17, 1998

                                  between

                         Dow Jones & Company, Inc.
                                    and

                      Bridge Information Systems, Inc.

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                             TABLE OF CONTENTS

ARTICLE I     DEFINITIONS.................................................1
     SECTION 1.01.  Certain Defined Terms.................................1
     SECTION 1.02.  Other Defined Terms...................................6

ARTICLE II    PURCHASE AND SALE...........................................7
     SECTION 2.01.  Purchase and Sale.....................................7
     SECTION 2.02.  Purchase Price........................................8
     SECTION 2.03.  Closing...............................................8
     SECTION 2.04.  Adjustments to the Consideration......................9
     SECTION 2.05.  Resolution of Differences............................11
     SECTION 2.06.  Payment of Consideration Adjustment..................12

ARTICLE III   REPRESENTATIONS AND WARRANTIES OF DOW JONES................12
     SECTION 3.01   Incorporation and Authority of Dow Jones.............12
     SECTION 3.02.  Incorporation and Qualification of DJM...............13
     SECTION 3.03.  Capital Stock of DJMH................................13
     SECTION 3.04.  Subsidiaries.........................................14
     SECTION 3.05.  No Conflict..........................................14
     SECTION 3.06.  Financial Statements.................................14
     SECTION 3.07.  Labor Matters........................................14
     SECTION 3.08.  Absence of Certain Changes or Events.................15
     SECTION 3.09.  Absence of Litigation................................15
     SECTION 3.10.  Compliance with Laws.................................15
     SECTION 3.11.  Consents, Approvals, Licenses, Etc...................16
     SECTION 3.13.  Real Property........................................16
     SECTION 3.14.  Employee Benefit  Matters............................17
     SECTION 3.15.  Taxes................................................18
     SECTION 3.16.  Contracts............................................20
     SECTION 3.17.  Transactions with Affiliates.........................21
     SECTION 3.18.  Insurance............................................21
     SECTION 3.19.  Brokers..............................................21
     SECTION 3.20.  Environmental Matters................................22
     SECTION 3.21.  Intellectual Property................................23
     SECTION 3.22.  Investment Representations...........................24

ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF THE PURCHASER...........25
     SECTION 4.01.  Organization, Authority and Qualification............25
     SECTION 4.02.  Capitalization; New Shares...........................26
     SECTION 4.03.  [Intentionally Omitted]..............................27
     SECTION 4.04.  No Conflict..........................................27
     SECTION 4.05.  Consents, Approvals, Licenses, Etc...................27
     SECTION 4.06.  Absence of Litigation................................28
     SECTION 4.07.  Financial Statements.................................28
     SECTION 4.08.  Absence of Undisclosed Liabilities...................28
     SECTION 4.09.  Compliance with Laws.................................29
     SECTION 4.10.  Brokers..............................................29

ARTICLE V     ADDITIONAL AGREEMENTS......................................29
     SECTION 5.01.  Conduct of Business Prior to the Closing.............29
     SECTION 5.02.  Access to Information................................30
     SECTION 5.02A. Certain Financial Statements.........................31
     SECTION 5.03.  Efforts; Consents; Guarantees, Etc...................31
     SECTION 5.04.  No Use of Dow Jones Names............................33
     SECTION 5.05.  Ancillary Documents; Etc.............................33
     SECTION 5.06.  Notification of Certain Matters......................34
     SECTION 5.07.  Intercompany Debt....................................34
     SECTION 5.08.  Covenant Not to Compete..............................34

ARTICLE VI    EMPLOYMENT AND EMPLOYEE BENEFIT ARRANGEMENTS...............36
     SECTION 6.01.  Definitions..........................................36
     SECTION 6.02.  Employment...........................................36
     SECTION 6.03.  Pension and Other Plans..............................36
     SECTION 6.04.  Other Benefit Plans..................................39
     SECTION 6.05.  Severance and Retention Benefits.....................40
     SECTION 6.06.  Unions...............................................41
     SECTION 6.07.  Indemnity............................................41

ARTICLE VII   TAX MATTERS................................................41
     SECTION 7.01.  Tax Returns and Payments.............................41

ARTICLE VIII   CONDITIONS TO CLOSING.....................................46
     SECTION 8.01.  Conditions to Obligations of Dow Jones...............46
     SECTION 8.02.  Conditions to Obligations of the Purchaser...........47

ARTICLE IX    INDEMNIFICATION............................................49
     SECTION 9.01.  Survival.............................................49
     SECTION 9.02.  Indemnification by Dow Jones.........................49
     SECTION 9.03.  Indemnification by Purchaser.........................50
     SECTION 9.04.  Claims...............................................50
     SECTION 9.05.  Limitations on Indemnification.......................51

ARTICLE X     TERMINATION, AMENDMENT AND WAIVER..........................48
     SECTION 10.01. Termination..........................................48
     SECTION 10.02. Effect of Termination................................53
     SECTION 10.03. Waiver...............................................53

ARTICLE XI    GENERAL PROVISIONS.........................................49
     SECTION 11.01. Expenses.............................................54
     SECTION 11.02. Notices..............................................54
     SECTION 11.03. Public Announcements.................................55
     SECTION 11.04. Headings.............................................55
     SECTION 11.05. Severability.........................................55
     SECTION 11.06. Entire Agreement.....................................56
     SECTION 11.07. Assignment...........................................56
     SECTION 11.08. No Third-Party Beneficiaries.........................56
     SECTION 11.09. Waivers and Amendments...............................56
     SECTION 11.10. Specific Performance.................................57
     SECTION 11.11. Governing Law........................................57
     SECTION 11.12. Counterparts.........................................57

EXHIBITS:

Exhibit A - Terms of News Distribution Agreement
Exhibit B - Terms of 1998 Budget
Exhibit C - Form of Certificate of Designation for Preferred Stock Exhibit D - Form of Registration Rights Agreement Amendment
Exhibit E - Form of Stockholders Agreement Amendment
Exhibit F - Terms of Transitional Services Agreement
Exhibit G - Terms of Subordinated Note


          STOCK PURCHASE AGREEMENT, dated as of March 17, 1998, between Dow Jones & Company, Inc., a Delaware corporation ("Dow Jones"), and Bridge Information Systems, Inc., a Missouri corporation (the "Purchaser").

                           W I T N E S S E T H :

          WHEREAS, Dow Jones owns all the issued and outstanding shares of common stock, par value $.01 per share (the "Shares"), of Dow Jones Markets Holdings, Inc. ("DJMH," and, together with the Subsidiaries (defined below), "DJM"); and

          WHEREAS, Dow Jones wishes to sell to the Purchaser, and the Purchaser wishes to purchase from Dow Jones, the Shares, upon the terms and subject to the conditions set forth herein;

          NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants hereinafter set forth, the Purchaser and Dow Jones hereby agree as follows:

                                 ARTICLE I

                                DEFINITIONS

          SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms have the following meanings:

          "Action" means any claim, action, suit, investigation or proceeding by or before any Governmental Authority.

          "Affiliate" means, when used with respect to a specified Person, another Person that, either directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

          "Agreement" means this Stock Purchase Agreement (including the Exhibits hereto, the Dow Jones Schedule and the Purchaser Schedule) and all amendments hereto made in accordance with Section 11.09.

          "Alternate Preferred Stock" is defined below under "Preferred
Stock."

          "Ancillary Documents" means, collectively, (i) the News
Distribution Agreement, (ii) the Transitional Services Agreement, (iii) the Certificate of Designation for the Preferred Stock, (iv) the Stockholders Agreement Amendment, (v) the Registration Rights Agreement Amendment, and
(vi) if applicable, the Subordinated Note.

          "Balance Sheet" means the unaudited consolidated balance sheet of DJM as of the Balance Sheet Date, a copy of which is included in Section
3.06 of the Dow Jones Schedule.

          "Balance Sheet Date" means December 31, 1997.

          "BHC Act" means the Bank Holding Company Act, as amended from time to time, and the rules and regulations thereunder.

          "Books and Records" means all books of account and other financial records of DJM.

          "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          "Company Financial Statements" means (i) the unaudited consolidated balance sheets of DJM at December 31, 1996 and 1997 and (ii) the unaudited consolidated statements of income and cash flows of DJM for the twelve months ended December 31, 1996 and 1997, respectively.

          "Confidentiality Agreement" means the letter agreement dated as of December 15, 1997 between Dow Jones and the Purchaser.

          "Contract" means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sales contract, mortgage, license, franchise agreement, insurance policy, binding commitment or other agreement, other than purchase orders.

          "Dow Jones Schedule" means the schedules, dated as of the date of this Agreement, delivered to the Purchaser by Dow Jones.

          "Encumbrance" means any security interest, pledge, mortgage, lien, charge, adverse claim of ownership or use, or other encumbrance of any kind which impairs the relevant Person's right, title or interest in, or the value, use or enjoyment of, the asset subject thereto.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" means each business or entity which is a member of a controlled group of corporations, under common control or an affiliated service group with the Company within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with the Company under Section 414(o) of the Code, or is under common control with the Company, within the meaning of Section 4001(a)(14) of ERISA.

          "Fully Diluted Shares" means, as of any date, (i) the number of shares of Purchaser Class A Common Stock issued and outstanding as of such date and (ii) the maximum number of shares of Purchaser Class A Common Stock issuable (x) upon the exercise of any then outstanding options, warrants or similar instruments and (y) upon the conversion or exchange of all convertible or exchangeable securities, including the Purchaser Class B Common Stock and the Preferred Stock, in each case whether such options, warrants, instruments or securities are then exercisable, convertible or exchangeable.

          "GAAP" means generally accepted accounting principles in the United States.

          "Governmental Authority" means any government, any governmental entity, regulatory authority, department, commission, board, agency or instrumentality, and any court, arbitrator, tribunal, or judicial, body, whether foreign, federal, state or local.

          "Governmental Order" means any order, judgment, injunction, decree, stipulation or determination entered by or with any Governmental Authority.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

          "Income Tax" or "Income Taxes" means all federal, state, local or foreign Taxes based on or measured by net income, including all franchise Taxes whether or not such franchise Taxes are based on or measured by net income.

          "Income Tax Return" means any Tax Return relating to Income
Taxes.

          "IRS" means the United States Internal Revenue Service.

          "Knowledge" or "known" means, with respect to any matter in question, the actual knowledge of such matter of the executive officers of Dow Jones listed in Section 1.01(a) of the Dow Jones Schedule.

          "Law" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code or order.

          "Leased Real Property" means the real property leased by DJMH or any of the Subsidiaries as tenant.

          "Leases" means the leases for the Leased Real Property.

          "Licenses" means the licenses, permits and other governmental authorizations required for the operation of the business of DJM as conducted as of the date of this Agreement.

          "Losses" of a Person means any and all losses, liabilities, damages, claims, awards, judgments, costs and expenses (including, without limitation, reasonable attorneys' fees) actually suffered or incurred by such Person, but excluding any and all losses, liabilities, damages, claims, awards, judgments, costs and expenses (including, without limitation, reasonable attorneys' fees) resulting from consequential, punitive, special or similar damages.

          "Material Adverse Effect" means any change or effect that is materially adverse to the operations, business, financial condition or results of operations of DJM taken as a whole, except for any such changes or effects resulting from (i) general economic, regulatory, political or industry-wide conditions or (ii) this Agreement or the Ancillary Documents, or the transactions contemplated hereby or thereby, or the announcement hereof or thereof.

          "News Distribution Agreement" means the News Distribution Agreement, to be entered into as of the Closing, reflecting the terms set forth as Exhibit A hereto.

          "Ordinary Course" means in accordance with the monthly budget attached as Exhibit B hereto (it being acknowledged and agreed that Dow Jones makes no representations, warranties, covenants or guarantees with respect to the revenues set forth thereon).

          "Owned Real Property" means the real property owned by DJMH or any of the Subsidiaries.

          "Permitted Encumbrances" means (i) Encumbrances for inchoate mechanics' and materialmen's liens for construction in progress and workmen's, repairmen's, warehousemen's and carriers' liens arising in the ordinary course of the Business, (ii) Encumbrances for Taxes not yet payable and for Taxes being contested in good faith, (iii) Encumbrances arising out of, under or in connection with this Agreement and (iv) Encumbrances and imperfections of title the existence of which would not materially adversely affect the use of the property subject thereto.

          "Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity.

          "Preferred Stock" means the Series E Convertible Preferred Stock, par value $1.00 per share, of the Purchaser with the designations, powers, preferences and rights set forth in the form of Certificate of Designation attached as Exhibit C hereto (and, in the event that the Preferred Stock Consent has not been obtained prior to the Closing, then, the Preferred Stock shall instead have the powers, preferences and rights described in the introductory paragraph on Exhibit C hereto, and such Preferred Stock is sometimes referred to herein, to expressly distinguish it from the Preferred Stock, as the "Alternate Preferred Stock").

          "Purchaser Class A Common Stock" means the shares of Class A Common Stock, par value $.01 per share, of the Purchaser.

          "Purchaser Class B Common Stock" means the shares of Class B Common Stock, par value $.01 per share, of the Purchaser.

          "Purchaser Schedule" means the schedules to this Agreement, dated as of the date of this Agreement, delivered to Dow Jones by the Purchaser.

          "Purchaser Material Adverse Effect" means any change or effect that is materially adverse to the operations, business, financial condition or results of operations of the Purchaser and its subsidiaries, taken as a whole, except for any such changes or effects resulting from general economic, regulatory, political or industry-wide conditions.

          "Registration Rights Agreement" means the Registration Rights Agreement, dated as of April 13, 1995, by and among the Purchaser and the other parties, as amended.

          "Registration Rights Agreement Amendment" means Amendment No. 6 to the Registration Rights Agreement, to be entered into as of the Closing, in the form attached hereto as Exhibit D.

          "Stockholders Agreement" means the Stockholders Agreement, dated as of August 11, 1995, by and among the Purchaser and the other parties thereto, as amended.

          "Stockholders Agreement Amendment" means Amendment No. 3 to the Stockholders Agreement, to be entered into as of the Closing, in the form attached hereto as Exhibit E.

          "Subsidiary" means each corporation or other entity with respect to which DJMH, directly or indirectly, owns or controls more than 50% of its issued and outstanding voting securities.

          "Tax" or "Taxes" means all United States federal, state, local or foreign net income, alternative or add-on minimum, gross income, value added, transfer, excise, withholding, gross receipts, sales, use, employment, franchise, profits, property or other taxes, fees, stamp taxes and duties, assessments or charges of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto.

          "Tax Return" means any return, declaration, report, letter, notice, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereto, required to filed with any taxing authority.

          "Transitional Services Agreement" means the Transitional Services Agreement, to be entered into as of the Closing, reflecting the terms set forth as Exhibit F hereto.

          SECTION 1.02. Other Defined Terms. The following terms have the meanings defined for such terms in the Sections set forth below:

Term                                              Section
----                                              -------

Account Balances                                  6.03(b)
Adjustment Amount                                 2.04(b)
Banks                                             2.03(g)
Bank Consent                                      8.02(g)
Bank Consent Condition                            8.02(g)
Benefit Arrangements                              6.01(d)
Business                                          6.01(a)
Cash Consideration                                2.02
Closing                                           2.03(a)
Closing Balance Sheet                             2.04(c)
Closing Date                                      2.03(a)
Closing Election                                  2.03(e)
COBRA                                             3.16(f)
Company Benefit Plans                             6.01(c)
Consideration                                     2.02
Dow Jones Refunds                                 7.01(c)
Employees                                         6.01(b)
Equity Consideration                              2.02
Evercore                                          3.20
Goldman Sachs                                     3.20
HIPAA                                             3.14(f)
Indemnified Party                                 9.04
Indemnifying Party                                9.04
Investment Plan                                   6.03(a)
Investment Plan Participants                      6.03(a)
Listed Contracts                                  3.16(a)
Note Consideration                                2.03(e)
Plans                                             3.14
Pre-Closing Taxes                                 7.01(c)
Preferred Stock Consent                           5.03(f)
Purchase Price                                    2.02
Purchaser's Benefit Plans                         6.04
Purchaser's Investment Plan                       6.03(a)
Purchaser's Taxes                                 7.01(f)
Retained Employees                                6.01(e)
Retained Names and Marks                          5.04
Seller Refunds                                    7.03
Straddle Period                                   7.01(a)
Subordinated Note                                 2.03(e)
Tax Attribute                                     7.01(f)
Tax Matter                                        7.01(e)
Third Party Claim                                 9.04
Valuation Date                                    6.03(b)
WCAS VII                                          2.03(f)


                                 ARTICLE II

                             PURCHASE AND SALE

          SECTION 2.01. Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, Dow Jones agrees to sell to the Purchaser, and the Purchaser agrees to purchase from Dow Jones, the Shares.

          SECTION 2.02. Purchase Price. In consideration of the sale of the Shares at the Closing, the Purchaser shall (i) pay to Dow Jones cash in the amount of $360,000,000 (the "Cash Consideration") and (ii) issue to Dow Jones such number of shares of Preferred Stock that would be convertible immediately after the Closing into 10% of the Fully Diluted Shares (the "Equity Consideration", and together with the Cash Consideration, the "Consideration").

          SECTION 2.03. Closing. (a) Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares and the payment and delivery of the Consideration as contemplated hereby shall take place at a closing (the "Closing") to be held at 10:00 a.m., local time, on the third Business Day following the satisfaction or waiver of all conditions to the obligations of the parties set forth in Article VIII (other than conditions which are contemplated to be satisfied simultaneously with the Closing and are capable of being so satisfied), at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York, or at such other time or on such other date or at such other place as Dow Jones and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place (whether pursuant to this Section 2.03(a) or Section 2.03(e)) being the "Closing Date").

          (b) At the Closing, Dow Jones shall deliver or cause to be delivered to the Purchaser (i) stock certificates evidencing the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, and (ii) resignations of the officers and directors of DJMH and its Subsidiaries as requested by the Purchaser.

          (c) At the Closing, the Purchaser shall (i) pay to Dow Jones the Cash Consideration by wire transfer of immediately available funds to a bank account specified in writing by Dow Jones at least two days prior to the Closing Date; and (ii) issue and deliver to Dow Jones certificates representing the shares of Preferred Stock comprising the Equity Consideration.

          (d) On or prior to the Closing Date, Dow Jones shall have consummated the pre-closing transactions described in Section 2.03 of the Disclosure Schedule, subject to any required consents therefor having been obtained.

          (e) If at any date all of the conditions to the obligations of the parties set forth in Article VIII have been satisfied or waived (or are contemplated to be and are capable of being satisfied simultaneously with the Closing), with the sole exception of the condition set forth in Section 8.02(f) (the "Financing Condition"), then, notwithstanding Sections 2.02 and 2.03(a), at Dow Jones' election, by written notice to the Purchaser (the "Closing Election"), the Closing shall take place at 10:00 a.m., local time, on the third Business Day following receipt by the Purchaser of such notice, at the place set forth in Section 2.03(a). If Dow Jones exercises the Closing Election and the Financing Condition has not been satisfied, then, (i) the Cash Consideration shall instead be $100,000,000, (ii) the Equity Consideration shall be unchanged, and (iii) the Purchaser shall issue to Dow Jones a senior subordinated note (the "Subordinated Note") in the principal amount of $260,000,000, with the terms set forth in Exhibit G attached hereto (the "Note Consideration"). In such event, at the Closing on the Closing Date as set forth in this Section 2.03(e), in addition to the payment of the Cash Consideration and the issuance and delivery of the Equity Consideration as set forth in Section 2.03(c), the Purchaser shall issue and deliver to Dow Jones the Subordinated Note.

          (f) If the Preferred Stock Consent has not been obtained prior to the Closing, then, the Equity Consideration shall be comprised of the Alternate Preferred Stock in lieu of the Preferred Stock.

          (g) Welsh, Carson, Anderson & Stowe VII, L.P. ("WCASVII") will provide to Dow Jones, simultaneously with execution hereof, a binding commitment to provide to the Purchaser $100,000,000 in cash, to be used by the Purchaser either (i) in connection with its efforts to satisfy the Financing Condition or (ii) to pay the Cash Consideration as set forth in
Section 2.03(e), in the event that the Financing Condition is not satisfied and Dow Jones exercises the Closing Election. The Purchaser will provide to Dow Jones, simultaneously with execution hereof, a letter from Harris Bank and the Bank of Montreal (together, the "Banks") with respect to their interest in providing financing to satisfy the Financing Condition.

          (h) The Purchaser believes, based on discussions with the Banks, that the terms of the Subordinated Note as set forth on Exhibit G hereto will be acceptable to the Banks in connection with the Bank Consent.

          SECTION 2.04. Adjustments to the Consideration. The Consideration shall be subject to adjustment as follows:

          (a) Net Working Capital Adjustment. In the event that Closing Net Working Capital is less than $0, the Consideration shall be reduced by an amount equal to the amount by which Closing Net Working Capital is less than $0.

          (b) Net Worth Adjustment. In the event that Closing Net Worth shall be less than Minimum Net Worth, the Consideration will be reduced by an amount equal to the amount by which Closing Net Worth is less than Minimum Net Worth (the aggregate amount pursuant to which the Consideration shall be reduced pursuant to paragraphs (a) and (b) of this Section 2.04 being referred to herein as the "Adjustment Amount").

          (c) Determination of Closing Net Working Capital and Closing Net Worth. As promptly as practicable but in no event later than 180 days after the Closing Date, the Purchaser shall deliver to Dow Jones:

               (i) a consolidated balance sheet of DJM as of the close of business on the Closing Date (the "Closing Balance Sheet"), prepared in accordance with GAAP applied in a manner consistent with the accounting policies applied in connection with the preparation of the Balance Sheet;

               (ii) a calculation of Closing Net Working Capital and Closing Net Worth based on the Closing Balance Sheet; and

               (iii) a report signed by Deloitte & Touche, the independent public accountants retained by the Purchaser, stating that the Closing Balance Sheet presents fairly, in all material respects, the financial position of DJM as of the Closing Date, in accordance with the provisions of this Agreement, and that Purchaser's calculation of Closing Net Working Capital and Closing Net Worth has been made in accordance with the provisions of the Agreement.

          (d) For purposes of the Agreement, the term "Closing Net Working Capital" means the total consolidated current assets of DJM as shown on the Closing Balance Sheet, less the total consolidated current liabilities of DJM as shown on the Closing Balance Sheet.

          (e) For purposes of this Agreement, (i) the term "Closing Net Worth" means (x) the sum of the total assets of DJM as shown on the Closing Balance Sheet minus (y) the sum of the total liabilities of DJM as shown on the Closing Balance Sheet (such amount to be appropriately adjusted to exclude the effects of net losses not in excess of net losses set forth in the budget attached as Exhibit B hereto and net losses attributable to actions of DJM prior to the Closing which are consented to by the Purchaser) and (ii) the term "Minimum Net Worth" means (x) the total assets of DJM as shown on the Balance Sheet, minus (y) the total liabilities of DJM on the Balance Sheet.

          (f) Promptly following receipt of the Closing Balance Sheet and the Purchaser's calculation of Closing Net Working Capital and Closing Net Worth, Dow Jones shall review the same and, within 30 days after such receipt, Dow Jones shall deliver to the Purchaser a certificate setting forth its acceptance of, or objections to, the Closing Balance Sheet and the calculation of Closing Net Working Capital and Closing Net Worth, together with a summary of the reasons therefor and adjustments which, in its view, are necessary to eliminate such objections.

          (g) If Dow Jones accepts the Closing Balance Sheet and the Purchaser's calculation of Closing Net Working Capital and Closing Net Worth (or does not so object within such 30-day period), the determination of Closing Net Working Capital and Closing Net Worth by the Purchaser shall be deemed final and binding as of such thirtieth day.

          (h) If and to the extent Dow Jones objects within such 30-day period to the Closing Balance Sheet and/or the Purchaser's calculation of Closing Net Working Capital and/or Closing Net Worth, the Purchaser and Dow Jones shall use reasonable efforts during the following 30-day period to resolve any such objections. If the Purchaser and Dow Jones resolve all such differences and each signs a certificate to that effect, the Closing Balance Sheet, as so adjusted, and the determination of Closing Net Working Capital and Closing Net Worth derived therefrom, shall be deemed final and binding for purposes of this Agreement. If the Purchaser and Dow Jones do not resolve all of such differences, the items, if any, as to which the parties have agreed shall be final and binding for purposes of this Agreement and the remaining items shall be determined as provided in
Section 2.05 hereof.

          SECTION 2.05. Resolution of Differences. (a) To resolve those differences that are not resolved pursuant to Section 2.04, the Purchaser and Dow Jones shall jointly retain an independent accounting firm, acting through one or more audit partners knowledgeable in businesses comparable to that of DJM, and using such dispute resolution procedures as the parties may agree (or, in the absence of such agreement, as such accounting firm shall determine in its discretion), to review and resolve any remaining differences and to deliver a written report to the Purchaser and Dow Jones setting forth:

               (i)  its determination of such remaining differences;

               (ii) the remaining adjustments, if any, to the Closing Balance Sheet (in addition to any adjustments agreed by the parties), necessary to reflect such determination; and

               (iii) its determination of Closing Net Working Capital and/or Closing Net Worth, as applicable, after giving effect to any adjustments agreed by the parties and to the remaining adjustments, if any, made pursuant to clause (ii) above.

Said firm shall be instructed by both the Purchaser and Dow Jones to deliver its written report not later than 30 days after expiration of the second 30-day period referred to in paragraph 2.04(h).

          (b) The Closing Balance Sheet, after giving effect to such further adjustments, if any, set forth in such written report, and the determination of Closing Net Working Capital and Closing Net Worth derived therefrom, shall be deemed final and binding as of the date such written report is provided to the parties by such accounting firm.

          (c) The parties shall make available to each other and their respective accountants, and if applicable, said additional accounting firm, such books, records and other information (including work papers) as any of them may reasonably request to conduct the audits or reviews described herein. The fees and expenses of each party's accountants related to the determinations to be made pursuant to this Section 2.05 shall be borne by such party and the fees and expenses of the accounting firm mutually selected pursuant to paragraph (a) above, if any, shall be borne equally by the Purchaser and Dow Jones.

          SECTION 2.06. Payment of Consideration Adjustment. In the event that the Adjustment Amount as finally determined in accordance with the provisions of Sections 2.04 and 2.05 hereof exceeds zero, then, within five Business Days after the date of such final determination, Dow Jones shall deliver by wire transfer of immediately available funds, to an account designated by the Purchaser in writing at least two days prior to such date, cash in the amount of the Adjustment Amount.

                                ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF DOW JONES

       Dow Jones represents and warrants to the Purchaser as follows:

          SECTION 3.01. Incorporation and Authority of Dow Jones. Dow Jones is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Documents to be executed and delivered by Dow Jones (the "Dow Jones Ancillary Documents"), to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Dow Jones Ancillary Documents by Dow Jones, the performance by Dow Jones of its obligations hereunder and thereunder, and the consummation by Dow Jones of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action on the part of Dow Jones. This Agreement has been, and the Dow Jones Ancillary Documents will be, duly executed and delivered by Dow Jones, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes, and the Dow Jones Ancillary Documents will constitute, legal, valid and binding obligations of Dow Jones, enforceable against Dow Jones in accordance with their terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          SECTION 3.02. Incorporation and Qualification of DJM. DJMH, and each of the Subsidiaries, is a corporation or partnership duly incorporated or organized, as applicable, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has the requisite corporate or partnership power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business in all material respects as currently conducted by it. DJMH, and each of the Subsidiaries, is duly qualified as a foreign corporation or partnership to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures which, individually or in the aggregate, would not have a Material Adverse Effect. True and complete copies of the Certificate of Incorporation and By-laws (or equivalent constitutional documents) of DJMH, and of each of the Subsidiaries, have been made available for review by the Purchaser.

          SECTION 3.03. Capital Stock of DJMH. Section 3.03 of the Dow Jones Schedule sets forth the number of shares of authorized capital stock of each class of DJMH. The Shares constitute all the issued and outstanding shares of capital stock of DJMH. The Shares have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any pre-emptive rights. There are no options, warrants or rights of conversion or other rights, agreements, arrangements or commitments relating to the capital stock of DJMH obligating DJMH or Dow Jones to issue or sell any of shares of capital stock of DJMH. Dow Jones owns the Shares free and clear of all Encumbrances, except for any Encumbrances arising out of, under or in connection with this Agreement and the Ancillary Documents. Other than this Agreement, there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Shares. The delivery by Dow Jones of a certificate evidencing the Shares, duly endorsed for transfer or accompanied by stock transfer powers duly endorsed in blank, to the Purchaser pursuant to Section 2.03(b) hereof, in exchange for the Consideration payable pursuant to Section 2.02(c) hereof, will transfer valid title to said Shares to the Purchaser, free and clear of any and all Encumbrances.

          SECTION 3.04. Subsidiaries. Except as set forth in Section 3.04 of the Dow Jones Schedule, there are no corporations, partnerships, joint ventures, associations or other entities in which DJMH owns, of record or beneficially, any direct or indirect equity interest or any right
(contingent or otherwise) to acquire the same.

          SECTION 3.05. No Conflict. Except as set forth in Section 3.05 of the Dow Jones Schedule, the execution, delivery and performance of this Agreement and the Dow Jones Ancillary Documents by Dow Jones do not and will not: (a) violate or conflict with the Certificate of Incorporation or By-laws (or equivalent constitutional documents) of Dow Jones, DJMH or any of the Subsidiaries, (b) conflict with or violate any Law or Governmental Order applicable to Dow Jones, DJMH or any of the Subsidiaries or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on the Shares or on any of the assets or properties of DJMH, Dow Jones or any of the Subsidiaries pursuant to, any Contract to which Dow Jones, DJMH or any of the Subsidiaries is a party or by which any of such assets or properties is bound or affected, except, in the case of clauses (b) and (c), as would not, individually or in the aggregate, have a Material Adverse Effect or prevent Dow Jones from consummating the transactions contemplated by this Agreement and the Ancillary Documents.

          SECTION 3.06. Financial Statements. Dow Jones has caused to be delivered to the Purchaser the Company Financial Statements, copies of which are included in Section 3.06 of the Dow Jones Schedule. The Company Financial Statements have been prepared in accordance with GAAP, and present fairly, in all material respects, the financial position, results of operations and cash flows of DJM at the dates and for the periods indicated, except that the Company Financial Statement omit footnotes which may be required by GAAP.

          SECTION 3.07. Labor Matters. Except as set forth in Section 3.07 of the Dow Jones Schedule, DJM is not a party to any labor agreement with respect to its employees with any labor organization, group or association. Except as set forth in Section 3.07 of the Dow Jones Schedule or as would not, individually or in the aggregate, have a Material Adverse Effect, as of the date of this Agreement, (a) there is no unfair labor practice charge or complaint against DJM pending before the National Labor Relations Board or any comparable state agency, (b) there is no complaint, charge or claim pending or, to the Knowledge of Dow Jones, threatened against DJM with any Governmental Authority, arising out of, in connection with, or otherwise relating to the employment by DJM of any individual, and (c) there is no labor strike or work stoppage pending against DJM. Dow Jones, its Subsidiaries and their ERISA Affiliates have complied with all laws relating to the hiring and retention of all employees, leased employees and independent contractors relating to wages, hours, Plans, equal opportunity, collective bargaining and the payment of social security and other taxes except where failure to so comply would not have a Material Adverse Effect.

          SECTION 3.08. Absence of Certain Changes or Events. Except as set forth in Section 3.08 of the Dow Jones Schedule or as contemplated by this Agreement, since the Balance Sheet Date, the business of DJM has been conducted in all material respects in the Ordinary Course. Except as set forth in Section 3.08 of the Dow Jones Schedule or as contemplated by this Agreement, to the Knowledge of Dow Jones, since the Balance Sheet Date, DJM has not taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.01(b).

          SECTION 3.09. Absence of Litigation. Except as set forth in
Section 3.09 of the Dow Jones Schedule, (a) there are no Actions pending or, to the Knowledge of Dow Jones, threatened in writing, against Dow Jones, DJMH or any of the Subsidiaries, or with respect to any of the assets or properties of any of them, and (b) none of Dow Jones, DJMH nor any of the Subsidiaries, nor their respective assets and properties, are subject to any Governmental Orders, that, in the case of (a) or (b), individually or in the aggregate, would have a Material Adverse Effect or would prevent Dow Jones from consummating the transactions contemplated by this Agreement and the Ancillary Documents.

          SECTION 3.10. Compliance with Laws. (i) DJMH and the Subsidiaries are in compliance with all applicable Laws, and (ii) none of Dow Jones, DJMH nor any of the Subsidiaries has received any written notice to the effect that DJMH or the Subsidiaries are not in compliance with any applicable Laws, except, in the case of each of (i) and (ii), (a) as set forth in Section 3.10 of the Dow Jones Schedule or (b) where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect.

          SECTION 3.11. Consents, Approvals, Licenses, Etc. No consent, approval, authorization, license, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority is required to be made or obtained by Dow Jones or its Affiliates in connection with the execution, delivery and performance of this Agreement and the Dow Jones Ancillary Documents, or the consummation of the transactions contemplated hereby or thereby, except: (a) as set forth in
Section 3.11 of the Dow Jones Schedule; (b) applicable requirements of the HSR Act and the BHC Act or any law, rule or regulation having similar effect as the HSR Act in any jurisdiction outside the United States; (c) where the failure to obtain such consents, approvals, authorizations, licenses, orders or permits, or to make such declarations, filings, registrations or notifications, would not, individually or in the aggregate, have a Material Adverse Effect or prevent Dow Jones from consummating the transactions contemplated by this Agreement and the Ancillary Documents; or (d) as may be necessary as a result of any facts or circumstances relating solely to the Purchaser or its Affiliates. All of the Licenses of DJMH and the Subsidiaries are in full force and effect and DJMH and the Subsidiaries are in compliance with each such License, except as would not, individually or in the aggregate, have a Material Adverse Effect and, as of the date of this Agreement, there is no action pending or, to the Knowledge of Dow Jones, threatened against DJM to terminate the rights of DJM under any such License.

          SECTION 3.12. [Intentionally Omitted]

          SECTION 3.13. Real Property. (a) Section 3.13(a) of the Dow Jones Schedule lists all Owned Real Property. With respect to each such parcel of Owned Real Property, the Company indicated in Section 3.13(a) of the Dow Jones Schedule as the owner thereof has good and marketable title thereto, subject only to the Permitted Encumbrances and Encumbrances reflected on the Company Financial Statements, except where such failure to have such good and marketable title would not, individually or in the aggregate, have a Material Adverse Effect.

          (b) Section 3.13(b) of the Dow Jones Schedule lists all Leased Real Property. Dow Jones has made available to the Purchaser a correct and complete copy of the leases and subleases listed in Section 3.13(b) of the Dow Jones Schedule. To the Knowledge of Dow Jones, Dow Jones has not received any notice of any violation of any applicable zoning or building regulation, ordinance or other law, order, regulation, or requirement relating to the respective real estate operations or assets of DJM and, to the Knowledge of Dow Jones, there are no such violations that would, individually or in the aggregate, have a Material Adverse Effect.

          SECTION 3.14. Employee Benefit Matters. (a) A "Plan" shall mean each material Foreign Employee Benefit Plan and each material employee benefit plan within the meaning of Section 3(3) of ERISA which is maintained by Dow Jones or DJM or to which Dow Jones or DJM contributes or is required to contribute and in which any employee of DJM participates. As used herein, "Foreign Employee Benefit Plan" means any employee benefit plan that is structured like an employee benefit plan described in Section 3(3) of ERISA which is maintained outside the United States primarily for the benefit of persons substantially all of whom are nonresident aliens and who are employees of Dow Jones or any of its ERISA Affiliates and is not covered by ERISA pursuant to Section 4(b)(4) of ERISA. Dow Jones has complied and currently is in compliance, both as to form and operation, with the provisions of ERISA and the Code applicable to each Plan, except where failure to so comply would not have a Material Adverse Effect.

          (b) Each of the Plans which is intended to qualify under Section 401(a) of the Code is the subject of favorable and unrevoked determination letters from the IRS.

          (c) DJM has not maintained, contributed to or been required to contribute to, and the United States employees of DJM do not participate in, a multiemployer plan (as defined in Section 3(37) of ERISA) or a defined benefit plan (as defined in Section 3(35) of ERISA). No amount is due or owing from DJM on account of a multiemployer plan or on account of any withdrawal therefrom.

          (d) Notwithstanding anything else set forth herein, DJM has not incurred any material liability with respect to any Plan under ERISA (including without limitation, Title I or Title IV of ERISA), the Code or other applicable law, which has not been satisfied in full, and no event has occurred, and there exists no condition or set of circumstances which is reasonably likely to result in the imposition of any material liability under ERISA (including, without limitation, Title I or Title IV of ERISA), the Code or other applicable law with respect to any of the Plans.

          (e) Except as otherwise set forth in this Agreement, to the Knowledge of Dow Jones, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of DJM to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

          (f) Each plan which is subject to the requirements of the Consolidated Omnibus Budget Reconciliation of 1985 ("COBRA") and the Health Insurance Portability and Accountability Act ("HIPAA") has been maintained in compliance with COBRA and HIPAA, including all notice requirements, and no tax payable on account of Section 4980B or any other section of the Code has been or is expected to be incurred except where failure to so comply would not have a Material Adverse Effect.

          (g) To Dow Jones' Knowledge, all reporting and disclosure obligations imposed under ERISA and the Code have been satisfied with respect to each Plan;

          (h) To Dow Jones' Knowledge, each Foreign Employee Benefit Plan has been maintained in good standing with the applicable Government Authority;

          (i) To Dow Jones' Knowledge, all contributions required by applicable law have been made with respect to all Foreign Employee Benefit Plans on a timely basis;

          (j) To Dow Jones' Knowledge, neither Dow Jones nor any ERISA Affiliate has incurred any obligation in connection with the termination of or withdrawal from any Foreign Employee Benefit plan;

          (k) To Dow Jones' Knowledge, the present value of the accrued benefit liabilities (whether vested or not) under each funded Foreign Employee Benefit Plan that is a pension plan, determined as of the end of Dow Jones' most recently ended fiscal year on the basis of the actuarial assumptions used by Dow Jones for purposes of FAS 87 with respect to such Foreign Employee Benefit Plan, did not exceed the current value of the assets of such Foreign Plan allocable to such benefit liabilities; and

          (l) Dow Jones has made or will, as soon as practicable after the date hereof, make available to the Purchaser (i) copies (or, in the case of Foreign Employee Benefit Plans, copies or summaries) of all documents embodying or relating to each Plan and any trust agreement relating to any Plan; (ii) copies of the two (2) most recent annual actuarial valuations, if any, prepared for each Plan; (iii) copies of the two (2) most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA in connection with each Plan or related trust; (iv) the most recent determination letter received from the IRS, if any, for each Plan and related trust which is intended to satisfy the requirements of Section 401(a) of the Code; and (v) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Plan.

          SECTION 3.15. Taxes. (a) Except as would not have a Material Adverse Effect or as set forth in Section 3.15(a) of the Dow Jones Schedule, (i) all Tax Returns required to have been filed by or which relate to DJMH or any of the Subsidiaries for any period (or portion thereof) ending on or before the Closing Date have been filed (taking into account any extension of time to file), (ii) with respect to Income Tax Returns, all Income Taxes shown thereon that are required to have been paid have been paid, (iii) with respect to all Taxes other than Income Taxes, for any period (or portion thereof) ending on or before Closing Date, DJMH and each of the Subsidiaries have paid all such Taxes which are due, whether or not shown to be due on a Tax Return (and where payment is not yet due, have established, to the extent consistent with past practice and in accordance with GAAP, a reserve on its books and records for such payment), and (iv) no deficiency or adjustment for any Taxes has been asserted or assessed by any competent taxing authority against DJMH or any of the Subsidiaries which remains unpaid.

          (b) Except as would not have a Material Adverse Effect or as set forth in Section 3.15(b) of the Dow Jones Schedule, with respect to DJMH or any of the Subsidiaries, to Dow Jones' Knowledge, (i) no waivers or consents extending statutes of limitations have been given with respect to any Taxes or Tax Returns, which waivers or consents are in effect as of the date hereof, and no request for any such waiver or consent is pending as of the date hereof, and (ii) no requests for ruling or determination letters or competent authority relief with respect to DJMH or any of the Subsidiaries is pending with any taxing authority with respect to any Taxes. Section 3.15(b) of the Dow Jones identifies all Tax Returns of DJMH or any of the Subsidiaries with respect to which DJMH or any of the Subsidiaries has been notified that a federal, state, local or foreign audit, administrative proceeding or court proceeding is in progress or is pending as of the date hereof.

          (c) Except as would not have a Material Adverse Effect or as set forth on Schedule 3.15(c) of the Dow Jones Schedule, to Dow Jones' Knowledge, neither DJMH nor any of its Subsidiaries has agreed to make any adjustment to its income or deductions pursuant to Section 481(a) or
Section 7121 of the Code (or similar provision of state, local or foreign law) that would be effective for a period ending after the Closing Date.

          (d) Except as set forth in Schedule 3.15(d) of the Dow Jones Schedule, to Dow Jones' Knowledge, neither DJMH nor any Subsidiary is a party to any agreement, contract or arrangement that would result, by reason of the consummation of any of the transactions contemplated herein, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code.

          (e) Except as set forth in Schedule 3.15(e) of the Dow Jones Schedule, to Dow Jones' Knowledge, neither DJMH nor any of its Subsidiaries has made any payments, is obligated to make any payments or is a party to any agreement that could obligate it to make any payments that would constitute compensation in excess of the limitation on deductibility set forth in Section 162(m) of the Code.

          (f) Neither DJMH nor any of the Subsidiaries has participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code.

          (g) Dow Jones Markets International Co. qualifies as a partnership for U.S. federal Income Tax purposes.

          (h) This Section 3.15 is the only provision of Article III that applies with respect to Taxes.

          SECTION 3.16. Contracts. (a) Section 3.16(a) of the Dow Jones Schedule lists the following Contracts (other than Contracts between DJMH or its Subsidiaries, on the one hand and any other Subsidiary on the other hand) (collectively, with the Leases listed on Section 3.13(b) of the Disclosure Schedule, the "Listed Contracts") in effect as of the date of this Agreement to which DJMH or any of the Subsidiaries is a party:

               (i) each Contract (other than the Leases listed on Section 3.13(b) of the Dow Jones Schedule) that Dow Jones reasonably anticipates will, in accordance with its terms, involve aggregate payments by DJM of more than $500,000 within the 12 month period following the date of this Agreement that is not cancelable without liability within 60 days;

               (ii) each employment agreement involving annual payments by DJM in excess of $100,000 that is not cancelable without liability within 60 days;

               (iii)  each joint venture agreement;

               (iv) each Contract relating to indebtedness for borrowed money or capitalized leases, or other Contract in respect of which DJM is obligated to provide funds in respect of, or to guarantee or assume, any debt of any Person, in each case, in excess of $250,000, other than with respect to intercompany indebtedness;

               (v) each indemnity arrangement arising in connection with any sale or disposition of assets (other than sales of assets in the ordinary course of business);

               (vi) each Contract containing non-competition covenants of DJMH or any of its Subsidiaries; and

               (vii) each Contract that Dow Jones reasonably anticipates will, in accordance with its terms, involve aggregate payments to DJM of more than $500,000 within the 12-month period following the date of this Agreement.

          (b) Except as set forth in Section 3.16(b) of the Dow Jones Schedule, DJM is not (and, to the Knowledge of Dow Jones, no other party is), in breach or violation of, or default under, any of the Listed Contracts, which breach, violation or default would, individually or in the aggregate, have a Material Adverse Effect. To the Knowledge of Dow Jones, Dow Jones has not been notified of any claim that any Listed Contract is not valid and enforceable in accordance with its terms for the periods stated therein, or that there is under any such Listed Contract any existing defaults or events of default or events which with notice or lapse of time or both would constitute such defaults which, individually or in the aggregate, would result in a Material Adverse Effect. Each Listed Contract is, as of the date of this Agreement, a valid agreement of DJM, enforceable against DJM in accordance with its terms and, to the Knowledge of Dow Jones, is a valid agreement of each other party thereto, enforceable against such party in accordance with its terms, except in each case where enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally and except where enforceability is subject to the application of equitable principles or remedies, or as would not, individually or in the aggregate, have a Material Adverse Effect.

          SECTION 3.17. Transactions with Affiliates. Except as set forth in Section 3.17 of the Dow Jones Schedule there are no material transactions, agreements or arrangements (other than Listed Contracts or employment arrangements entered into in the ordinary course of business) between DJM, on the one hand, and (i) Dow Jones or any of its Affiliates or
(ii) any director, officer or employee of Dow Jones or any of its Affiliates, on the other.

          SECTION 3.18. Insurance. Section 3.18 of the Dow Jones Schedule contains a list as of the date hereof of all material insurance policies maintained by or for the benefit of DJM. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Dow Jones and DJM have complied in all material respects with the terms and provisions of such policies.

          SECTION 3.19. Brokers. Except for Evercore Partners Inc. ("Evercore"), and Goldman, Sachs & Co. ("Goldman Sachs"), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Documents based upon arrangements made by or on behalf of Dow Jones or its affiliates. Dow Jones is solely responsible for the fees and expenses of Evercore and Goldman Sachs.

          SECTION 3.20. Environmental Matters. (a) Except as would not have a Material Adverse Effect, (i) neither the business or operations of DJMH or any Subsidiary nor any of the Leased Real Property violates any applicable Environmental Law, (ii) neither DJMH or any Subsidiary has stored or used any pollutants, contaminants or hazardous or toxic wastes, substances or materials in violation of any Environmental Law on or at the Leased Real Property, (iii) DJMH has no Knowledge of any written notice received from any Governmental Authority advising it that the Leased Real Property or the operation of DJMH's or any Subsidiary's business is in violation of any Environmental Law or any applicable Environmental Permit or that it is responsible (or potentially responsible) for the cleanup of any pollutants, contaminants or hazardous or toxic wastes, substances or materials at, on or beneath the Leased Real Property or at, on or beneath any land adjacent thereto, (iv) neither DJMH or any Subsidiary is party to any government or private litigation or proceedings involving a demand for damages or other potential liability pursuant to any Environmental Laws or Common Law Environmental Principles, (v) to the Knowledge of Dow Jones, neither DJMH or any Subsidiary, or any director, officer or shareholder of DJMH or any Subsidiary has buried, dumped, disposed, spilled or released any pollutants, contaminants or hazardous or toxic wastes, substances or materials on, beneath or about the Leased Real Property in violation of applicable Environmental Laws, and (vi) to the Knowledge of Dow Jones, there is no condition or circumstance at, on or beneath the premises at which DJMH or any Subsidiary (or any predecessor of DJMH or any Subsidiary) is conducting (or has conducted) business, or at, on or beneath any property at which wastes of DJMH or any Subsidiary have been deposited or disposed by or at the behest or direction of DJMH or any Subsidiary that
(x) requires abatement or correction by DJMH or any Subsidiary under any Environmental Law or Common Law Environmental Principles or (y) gives rise to any civil or criminal liability of DJMH or any Subsidiary under any Environmental Law or Common Law Environmental Principle. DJMH and all Subsidiaries have timely filed all reports required to be filed by them under applicable Environmental Laws with respect to the Leased Real Property and the operation of their business, and DJMH and all Subsidiaries have generated and maintained, in all material respects, all data, documentation and records required to be generated or maintained under any applicable Environmental Laws with respect thereto, in each case except as would not have a Material Adverse Effect.

          (b) For the purposes of this Agreement, the following terms shall have the meanings set forth below:

               "Common Law Environmental Principles" means any principles of common law under which a person or entity may be held liable for the release or discharge of any pollutants, contaminants or hazardous or toxic wastes, substances or materials into the environment.

               "Environmental Law" shall mean any law, statute, regulation, rule, order, consent decree, settlement agreement or governmental requirement of any governmental authority, as in effect on the date of this Agreement, which relates to or otherwise imposes liability or standards of conduct concerning discharges or releases of any pollutants, contaminants or hazardous or toxic wastes, substances or materials into ambient air, water or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants or hazardous or toxic wastes, substances or materials.

               "Environmental Permit" shall mean any licenses, permits, variances, approvals or other authorizations required by or pursuant to any applicable Environmental Law.

          SECTION 3.21. Intellectual Property. (a) To the Knowledge of Dow Jones, DJMH and its Subsidiaries own or have the right to use all Intellectual Property and all Technology used or held for use in the conduct of the business of DJMH and its Subsidiaries taken as a whole, as presently conducted, without any conflict with the rights of others, in each case with such exceptions as would not have, in the aggregate, a Material Adverse Effect and subject to limitations contained in any applicable license agreement. The term "Intellectual Property" shall mean all trademarks, trade names, service marks, service names, patents, copyrights, applications therefor and licenses or other rights in respect thereof. The term "Technology" shall mean all trade secrets, proprietary information, software and computer programs and source code data relating thereto (including all current and historical data bases), research records, test information, market surveys, marketing know-how, inventions, know-how, processes and procedures.

          (b) With such exceptions as would not have, in the aggregate, a Material Adverse Effect, since January 1, 1997, to the Knowledge of Dow Jones, neither DJMH nor any Subsidiary has received any notice from any person challenging the right of DJMH or any Subsidiary to use any Intellectual Property or Technology owned or used by or licensed to DJMH or any Subsidiary. With such exceptions as would not have, in the aggregate, a Material Adverse Effect, neither DJMH nor any Subsidiary has made any claim that any person has violated or infringed its respective rights with respect to any Intellectual Property or Technology owned or used by or licensed to DJMH or any Subsidiary and there is no basis for the making of any such claim.

          (c) Except as would not have a Material Adverse Effect, upon consummation of the transactions contemplated by this Agreement, DJMH and its Subsidiaries will continue to own all software programs and databases owned to the extent owned prior to such consummation, free and clear of all Encumbrances.

          SECTION 3.22. Investment Representations. (a) Dow Jones will be acquiring the Equity Consideration (and, if applicable, the Note
Consideration) for its own account, for investment, and not with a view toward the resale or distribution thereof in violation of applicable law.

          (b) Dow Jones understands that it must bear the economic risk of the Equity Consideration (and, if applicable, the Note Consideration) for an indefinite period of time because the Preferred Stock (and, if applicable, the Subordinated Note) is not registered under the US Securities Act of 1933, as amended (the "Securities Act"), or any applicable state securities laws, and may not be resold unless subsequently registered under the Securities Act and such other laws or unless an exemption from such registration is available. Dow Jones also understands that, except pursuant to the Registration Rights Agreement, it is not contemplated that any registration will be made under the Securities Act or that the Purchaser will take steps which will make the provisions of Rule 144 under the Securities Act available to permit resale of the Equity Consideration (or, if applicable, the Note Consideration). Dow Jones hereby agrees and covenants that it will not transfer, convey or otherwise dispose of the Equity Consideration (or, if applicable, the Note Consideration) except in a transaction that either (i) is the subject of an effective registration statement under the Securities Act and any applicable state securities laws, or (ii) as to which the Purchaser shall receive an opinion of counsel to the effect that such registration is not required (which opinion and counsel shall be reasonably satisfactory to the Purchaser, and may be relied on by the Purchaser in making such determination).

          (c) Dow Jones is able to fend for itself in the transactions contemplated by this Agreement and Dow Jones has the ability to bear the economic risks of its investment in the Equity Consideration (and, if applicable, the Note Consideration). Dow Jones has had the opportunity to ask questions of, and receive answers from, officers of the Purchaser with respect to the business and financial condition of the Purchaser and the terms and conditions of the Equity Consideration (and, if applicable, the Note Consideration) and to obtain additional information necessary to verify such information or can acquire it without unreasonable effort or expense.

          (d) Dow Jones has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Equity Consideration (and, if applicable, the Note Consideration).

          Dow Jones makes to the Purchaser only the representations and warranties set forth in this Agreement and no others.

                                 ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

          The Purchaser represents and warrants to Dow Jones as follows:

          SECTION 4.01. Organization, Authority and Qualification. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Missouri and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Documents, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents by the Purchaser, the performance by the Purchaser of its obligations hereunder and thereunder, including the issuance to Dow Jones of the Equity Consideration, and the consummation by the Purchaser of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action on the part of the Purchaser, except that, as of the date hereof the Purchaser has not obtained shareholder approval necessary for the issuance of the Equity Consideration. This Agreement has been, and the Ancillary Documents will be, duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by Dow Jones) this Agreement constitutes, and the Ancillary Documents will constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Each Subsidiary of the Company is a corporation, or, in the case of EJV Partners, L.P. ("EJV"), a limited partnership, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be. The Company and its Subsidiaries are duly authorized to conduct business and are in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to be in good standing or to be so qualified would not have a Purchaser Material Adverse Effect. The Company and each of its Subsidiaries has full corporate (or, in the case of EJV, partnership) power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

          SECTION 4.02. Capitalization; New Shares. (a) As of the date hereof, the authorized capital stock of the Purchaser consists of (i) 85,000,000 shares of Purchaser Class A Common Stock, $.01 par value, (ii) 10,000,000 shares of Purchaser Class B Common Stock, $.01 par value, and
(iii) 1,950,000 shares of Series D Preferred Stock, $1.00 par value. As of the date hereof, (w) 32,879,031 shares of Purchaser Class A Common Stock are issued and outstanding, (x) no shares of Purchaser Class B Common Stock are issued and outstanding, (y) 1,950,000 shares of Series D Preferred Stock, par value $1.00 per share, are issued and outstanding and (z) no other shares of capital stock of the Purchaser are issued and outstanding. All of the issued and outstanding shares of capital stock of the Purchaser have been duly authorized and are validly issued, fully paid and nonassessable.

          (b) Except as otherwise set forth in Section 4.02(b) of the Purchaser Schedule, (i) no subscription, warrant, option, convertible security or other right (contingent or other) to purchase or acquire any shares of any class of capital stock of the Purchaser is authorized or outstanding and (ii) there is not any commitment of the Purchaser to issue any shares, warrants, options or other such rights or to distribute to holders of any class of the Purchaser's capital stock any evidences of indebtedness or any assets. There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Purchaser. Except as set forth in the Certificate of Designation, and in the Certificate of Designation (as amended) with respect to the Series D Preferred Stock, par value $.01 per share, and in the Purchaser's Certificate of Incorporation with respect to the Purchaser Class B Common Stock, the Purchaser has no obligation (contingent or other) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof.

          (c) The issuance and delivery of the Equity Consideration will not be subject to any preemptive rights of shareholders of the Purchaser or to any right of first refusal or other similar right in favor of any person that have not been duly and validly waived.

          (d) As of the Closing Date, the Preferred Stock will have been duly authorized by the Purchaser and, when issued, free and clear of any Encumbrances, other than the Encumbrances represented by the Registration Rights Agreement and the Stockholders Agreement, fully paid and nonassessable. The shares of Purchaser Class A Common Stock issuable upon conversion of the Preferred Stock will be at Closing duly reserved for issuance upon such conversion and, when issued, free and clear of any Encumbrances, other than the Encumbrances represented by the Registration Rights Agreement and the Stockholders Agreement, and will be validly issued, fully paid and nonassessable.

          (e) The Equity Consideration will, immediately following the Closing, be convertible into 10% of the Fully Diluted Shares.

          (f) Other than this Agreement, the Stockholders Agreement and the Registration Rights Agreement, there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the capital stock of the Purchaser. The Purchaser has provided to Dow Jones true, complete and correct copies of the Purchaser's Certificate of Incorporation and Bylaws, the Stockholder Agreement and the Registration Rights Agreement, as currently in effect.

          SECTION 4.03. [Intentionally Omitted]

          SECTION 4.04. No Conflict. Except as set forth on Section 4.04 of the Purchaser Schedule, the execution, delivery and performance of this Agreement and the Ancillary Documents by the Purchaser do not and will not:
(a) violate or conflict with the Certificate of Incorporation or By-laws (or equivalent constitutional documents) of the Purchaser or any of its Affiliates; (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or its Affiliates; or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract to which the Purchaser or any of its Affiliates is a party except, in the case of clauses (b) and (c), as would not, individually or in the aggregate, have a Purchaser Material Adverse Effect or prevent the Purchaser from consummating the transactions contemplated by this Agreement or the Ancillary Documents.

          SECTION 4.05. Consents, Approvals, Licenses, Etc. No consent, approval, authorization, license, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority is required to be made or obtained by the Purchaser or any of its Affiliates in connection with the execution, delivery and performance of this Agreement or the Ancillary Documents, or the consummation of the transactions contemplated hereby or thereby, except: (a) as set forth on
Section 4.03 of the Purchaser Schedule, (b) applicable requirements of the HSR Act and the BHC Act, (c) where the failure to obtain such consents, approvals, authorizations or licenses, orders or permits, or to make such declarations, filings, registrations, or notifications, would not, individually or in the aggregate, have a Purchaser Material Adverse Effect or prevent the Purchaser from consummating the transactions contemplated by this Agreement or the Ancillary Documents, or (d) as may be necessary as a result of any facts or circumstances relating solely to Dow Jones or its Affiliates. All of the Licenses of the Purchaser and its Subsidiaries are in full force and effect and the Purchaser and the Subsidiaries are in compliance with each such License except as would not, individually or in the aggregate, have a Purchaser Material Adverse Effect and, as of the date of this Agreement, there is no action pending or, to the knowledge of the Purchaser, threatened against the Purchaser or any of its Subsidiaries to terminate the rights of the Purchaser or any of its Subsidiaries under any such License.

          SECTION 4.06. Absence of Litigation. Except as set forth in
Section 4.05 of the Purchaser Schedule, (a) there are no Actions pending or, to the knowledge of the Purchaser, threatened in writing, against the Purchaser or any of its Affiliates, and (b) neither the Purchaser nor any of its Affiliates is subject to any Governmental Order, in each case that would, individually or in the aggregate, have a Purchaser Material Adverse Effect or prevent the Purchaser from consummating the transactions contemplated by this Agreement and the Ancillary Documents.

          SECTION 4.07. Financial Statements. The Purchaser has furnished or made available to Dow Jones (i) the audited consolidated balance sheet of the Purchaser and its Subsidiaries as of December 31, 1996, and the related audited consolidated statements of operations, stockholders' equity and cash flows for the fiscal year then ended, in each case certified by Deloitte & Touche LLP, the Purchaser's independent auditors, (ii) the unaudited consolidated balance sheet of the Purchaser and its Subsidiaries as of December 31, 1997, and the related unaudited consolidated statements of operations, stockholders' equity and cash flows for the fiscal year then ended. The financial statements referred to in clauses (i) and (ii) above, together with the notes thereto, are complete and correct in all material respects, are in accordance with the books and records of the Purchaser, have been prepared in accordance with GAAP and fairly present the consolidated financial position of the Purchaser and its Subsidiaries as of such respective dates and the consolidated results of their operations for the respective periods then ended, subject, in the case of the December 31, 1997 financial statements to the fact that such financial statements lack notes thereto.

          SECTION 4.08. Absence of Undisclosed Liabilities. Neither the Purchaser nor any of its Subsidiaries has any obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise) other than: (i) liabilities reflected in the financial statements referred to in
Section 4.06 hereof (including the notes thereto), (ii) liabilities not required to be reflected in the financial statements referred to in Section
4.06 hereof (including the notes thereto) in accordance with GAAP and (iii) liabilities and obligations that have arisen subsequent to December 31, 1997 in the ordinary course of business.

          SECTION 4.09. Compliance with Laws. (i) The Purchaser and the Subsidiaries are in compliance with all applicable Laws, and (ii) none of the Purchaser nor any of the Subsidiaries has received any written notice to the effect that the Purchaser or the Subsidiaries are not in compliance with any applicable Laws, except, in the case of each of (i) and (ii), (a) as set forth in Section 4.10 of the Purchaser Disclosure Schedule or (b) where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect.

          SECTION 4.10. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Documents based upon arrangements made by or on behalf of the Purchaser or its Affiliates.

          The Purchaser makes to Dow Jones only the representations and warranties set forth in this Agreement and no others.

                                 ARTICLE V

                           ADDITIONAL AGREEMENTS

          SECTION 5.01. Conduct of Business Prior to the Closing. (a) Unless the Purchaser otherwise agrees in writing (such agreement not to be unreasonably withheld or delayed), and except as contemplated by this Agreement (or an agreement or plan disclosed in the Disclosure Schedule) or as otherwise set forth in the Disclosure Schedule, between the date of this Agreement and the Closing Date, Dow Jones will cause DJM (i) to operate in all material respects only in the Ordinary Course; (ii) to use reasonable efforts to preserve the current relationships of DJM with its customers, suppliers, distributors, officers and other key employees and other persons with which DJM has significant business relationships; (iii) to use reasonable efforts to maintain its tangible assets and properties in their current condition, normal wear and tear excepted; and (iv) to maintain its books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with past practice.

          (b) Unless the Purchaser otherwise agrees in writing (such agreement not to be unreasonably withheld or delayed), and except as contemplated by this Agreement (or an agreement or plan disclosed in the Dow Jones Schedule) or as otherwise set forth in the Dow Jones Schedule, between the date of this Agreement and the Closing Date, Dow Jones will cause DJM not to (a) (i) sell, lease, transfer or dispose of any of its assets, (ii) mortgage, pledge or otherwise encumber any of its assets,
(iii) amend, modify, transfer, assign or cancel any Listed Contract, (iv) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof, (v) increase the rate of compensation payable to any of its employees or agents, or enter into any new, or amend in any material respect any existing, employment agreement, (vi) incur or guarantee any indebtedness for borrowed money, or (vii) enter into any Contract meeting the criteria set forth in Section 3.16, except, in the case of each of (i) through (vii) hereof, in the Ordinary Course; (b) (i) amend its Certificate of Incorporation or By-laws, or (ii) issue any shares of capital stock; or
(c) enter into any agreement to do any of the things described in (a) or
(b) above.

          SECTION 5.02. Access to Information. (a) From the date of this Agreement until the Closing, upon reasonable notice, Dow Jones shall, and shall cause the officers, employees, auditors and agents of DJM to, (i) afford the officers, employees and authorized agents and representatives of the Purchaser reasonable access, during normal business hours, to the Books and Records and (ii) furnish to the officers, employees and authorized agents and representatives of the Purchaser such additional financial and operating data and other information regarding DJM as the Purchaser may from time to time reasonably request in order to assist the Purchaser in fulfilling its obligations under this Agreement and to facilitate the consummation of the transactions contemplated hereby; provided, however, that the Purchaser shall not unreasonably interfere with the business or operations of DJM. Any information provided by Dow Jones or DJM pursuant hereto shall be subject to the provisions of the Confidentiality Agreement until the Closing.

          (b) The Purchaser agrees that it shall preserve and keep all Books and Records in the Purchaser's possession for a period of at least eight years from the Closing Date. After such eight-year period, before the Purchaser shall dispose of any of such Books and Records, at least 90 calendar days' prior written notice to such effect shall be given by the Purchaser to the Chief Financial Officer of Dow Jones, and Dow Jones shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such Books and Records as Dow Jones may select.

          (c) Each party agrees that it will cooperate with and make available to the other party, during normal business hours, all Books and Records, information and employees (without substantial disruption of employment) retained and remaining in existence or in its employ after the Closing Date which are necessary or useful in connection with preparation of financial statements, any Tax inquiry, audit, investigation or dispute, any audit by exchanges or data providers, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose. The party requesting any such Books and Records, information or employees shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorneys' fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such Books and Records, information or employees and shall keep all such information confidential. Dow Jones may require certain financial information relating to DJM for periods prior to the Closing Date for the purpose of preparing financial statements, filing federal, state, local and foreign Tax returns and other governmental reports, and the Purchaser agrees to furnish such information to Dow Jones at Dow Jones's request and expense.

          SECTION 5.02A. Certain Financial Statements. (a) Dow Jones shall provide the Purchaser with all financial information held by DJM, and data reasonably necessary to enable its independent accountants to prepare, review and report on the audited consolidated balance sheets of DJM as of December 31, 1997, 1996 and 1995 and the related statements of income, stockholders' equity and cash flows for the year then ended.

          (b) Dow Jones agrees that, if requested by the Purchaser as being necessary to prepare the audited financial statements as contemplated by paragraph (a) above, Dow Jones shall provide to the Purchaser's independent public accountants a management representation letter in a form reasonably acceptable to Dow Jones covering the periods referred to above.

          SECTION 5.03. Efforts; Consents; Guarantees, Etc. (a) Each party hereto shall use reasonable efforts to take, or cause to be taken, all appropriate action, and to, or cause to be done, all things necessary, proper or advisable to consummate promptly and make effective the transactions contemplated by this Agreement and the Ancillary Documents.

          (b) Dow Jones shall use reasonable efforts to obtain the consents set forth in Section 5.03(b) of the Dow Jones' Schedule. The Purchaser shall fully cooperate with Dow Jones in Dow Jones' efforts to obtain such consents but shall not be obligated to provide guarantees, letters of credit or similar undertakings with respect thereto from any shareholders or third parties. Neither the Purchaser nor Dow Jones shall have any obligation to make any payments in order to obtain any such consents. In the event that any such consents are not obtained by Dow Jones, Dow Jones shall, at the Purchaser's request and expense, cooperate with the Purchaser in any reasonable arrangement to provide the Purchaser the benefit which would have been provided if such consents had been obtained.

          (c) The Purchaser shall use best efforts to obtain all required consents for the issuance of the Preferred Stock (and not the Alternate Preferred Stock).

          (d) Each party hereto shall use reasonable efforts to obtain all authorizations, consents, orders and approvals of, and to give all notices to and make all filings with, all Governmental Authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Documents. Each party will cooperate fully with the other in obtaining such consents, giving such notices and making such filings. Each party hereto agrees to make appropriate filings pursuant to the BHC Act and/or the HSR Act, as applicable, with respect to the transactions contemplated by this Agreement, within ten Business Days after the date hereof, and promptly to supply any additional information and documentary material that may be requested pursuant to such Acts.

          (e) The Purchaser will use reasonable efforts to enter into arrangements pursuant to which Dow Jones and its Affiliates will be released from any guarantees of or relating to DJM with respect to which Dow Jones or any of its Affiliates could have any liability after the Closing, including without limitation the guarantees listed in Section 5.03(e) of the Dow Jones Schedule, provided, however, that the Purchaser shall not be obligated to provide guarantees, letters of credit or similar undertakings with respect thereto from any shareholders or third parties. In the event that any such releases are not obtained by the Purchaser, the Purchaser shall indemnify and hold harmless Dow Jones and its Affiliates from and against any and all Losses based upon, arising out of or resulting from (i) any breach after the Closing by the Purchaser or its Affiliates (including DJM) of any agreement to which any such guarantee relates or
(ii) any payments made by Dow Jones or its Affiliates under any such guarantees.

          (f) The Purchaser shall use all commercially reasonable best efforts (i) to obtain, prior to April 3, 1998, the Bank Consent and to satisfy the Bank Consent Condition, (ii) if the Bank Consent is not obtained by April 3, 1998, then, prior to Closing, to obtain the Bank Consent and to satisfy the Bank Consent Condition (iii) prior to the Closing, to obtain and to satisfy the Bank Consent Condition, the financing necessary to pay the Cash Consideration and to satisfy the Financing Condition, and (iv) prior to Closing, to obtain all consents necessary to the issuance of the Preferred Stock (the "Preferred Stock Consent") (but shall not be obligated to provide guarantees, letters of credit or similar undertakings with respect thereto from any shareholders or third parties). The Purchaser shall promptly deliver to Dow Jones copies of any commitments, consents or other similar letters relating to the foregoing.

          (g) Each party hereto agrees to cooperate and to use reasonable efforts vigorously to contest and resist any action, and to have vacated, lifted or overturned any Governmental Order that becomes in effect, that would prevent consummation of the transactions contemplated by this Agreement and the Ancillary Documents.

          SECTION 5.04. No Use of Dow Jones Names. No interest in or right to use the name "Dow Jones" or "Dow Jones Markets" or any derivation thereof or any logo, trademark or trade name incorporating Dow Jones or Dow Jones Markets (collectively, the "Retained Names and Marks") is being transferred to the Purchaser pursuant to the transactions contemplated hereby and such rights of DJM shall terminate as of the Closing Date. The Purchaser will, immediately following the Closing Date, cause (i) DJM to change its corporate name to remove the name "Dow Jones Markets" and (ii) DJM to remove or obliterate all the Retained Names and Marks from its signs, purchase orders, invoices, sales orders, labels, letterheads, shipping documents, and other items and materials, and not to put into use after the Closing Date any such items and materials not in existence on the Closing Date that bear any Retained Name or Mark or any name, mark or logo similar thereto. Notwithstanding the foregoing, DJM may, for a period of 120 calendar days following the Closing Date (or, to the extent that changes are required at individual customer locations, for a period of up to one year following the Closing Date), use any purchase orders, invoices, sales orders, labels, letterheads, or shipping documents existing on the Closing Date that bear any Retained Name or Mark or any name, mark or logo similar thereto, where the removal of any Retained Name or Mark or any such similar name, mark or logo would be impractical; provided, that the Purchaser shall place, or cause to be placed, a stamp, mark or other notation on any such item that identifies DJM as an affiliate or business of the Purchaser (and not of Dow Jones). The Purchaser agrees that Dow Jones shall have no responsibility for claims by third parties arising out of, or relating to, the use by the Purchaser, DJM or any Affiliate thereof of any Retained Name or Mark or the operations of DJM after the Closing Date, and the Purchaser agrees to indemnify and hold harmless Dow Jones from any and all claims that may result therefrom or that may arise out of the use thereof by the Purchaser, DJM or any Affiliate thereof.

          SECTION 5.05. Ancillary Documents; Etc. (a) The Purchaser acknowledges and agrees that, except as expressly provided in the Ancillary Documents, DJM shall have no ownership or other rights, and Dow Jones alone shall retain all ownership and other rights, in respect of the items set forth in Section 5.05(a) of the Disclosure Schedule.

          (b) At the Closing, Dow Jones and the Purchaser will enter into the News Distribution Agreement.

          (c) At the Closing, Dow Jones and the Purchaser will enter into a Transitional Services Agreement.

          (d) At the Closing, Dow Jones and the Purchaser will enter into the Stockholders Agreement Amendment.

          (e) At the Closing, Dow Jones and the Purchaser will enter into the Registration Rights Agreement Amendment.

          (f) Prior to the Closing, the Purchaser shall use its best efforts to take all action necessary to cause its Certificate of Incorporation to be amended to provide for authorization of the Preferred Stock.

          (g) If the Note Consideration is issued at the Closing, the Purchaser will use all commercially reasonable efforts after the Closing Date to refinance the Note Consideration with financing on terms substantially equivalent to or more favorable to the Purchaser than the terms comprising the Note Consideration, and to prepay the Subordinated Note simultaneously with obtaining such refinancing (but shall not be obligated to provide guarantees, letters of credit or similar undertakings with respect thereto from any shareholders or third parties). So long as the Subordinated Note remains outstanding, not less than every six months (commencing with the date which is six months after the Closing Date), the Purchaser shall deliver to Dow Jones a statement certifying that the Purchaser has used its efforts as required by this Section 5.05(h) and that, notwithstanding such efforts, the Purchaser has been unable to obtain financing or terms substantially equivalent to or more favorable to the Purchaser.

          SECTION 5.06. Notification of Certain Matters. Each of Dow Jones and the Purchaser shall give prompt notice to the other of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement and the Ancillary Documents.

          SECTION 5.07. Intercompany Debt. Notwithstanding any provision of this Agreement to the contrary, all intercompany accounts and obligations between DJM, on the one hand, and Dow Jones or any of its Affiliates, on the other hand, shall be capitalized, settled or otherwise eliminated on or prior to the Closing Date.

          SECTION 5.08. Covenant Not to Compete. (a) Dow Jones covenants and agrees that, if the Closing is consummated and except as permitted under this Section 5.08, for a period of three years after the Closing Date, it will not, and will cause its Subsidiaries not to, engage in the Purchaser Business in any location in which the Purchaser or any subsidiary of the Purchaser (including DJM after the Closing Date) engages in such business as of the day before the Closing Date; provided, however, that nothing herein shall be construed to prevent Dow Jones or any of its subsidiaries from holding the Equity Consideration (or, if applicable, the Note Consideration) or from owning as a passive investor (x) with respect to any existing investments up to 20% of the stock or equity and (y) with respect to any future investments, up to 10%, in any person that primarily engages in the Purchaser Business. It is the desire and intent of the parties that the provisions of this Section 5.08 shall be enforced to the fullest extent permitted under the laws and public polices of each jurisdiction in which enforcement is sought. If any court determines that any provision of this Section 5.08 is unenforceable, such court shall have the power to reduce the duration or scope of such provision, as the case may be, or terminate such provision and, in reduced form, such provision shall be enforceable; it is the intention of the parties that the foregoing restrictions shall not be terminated, unless so terminated by a court, but shall be deemed amended to the extent required to render them valid and enforceable, such amendment to only apply with respect to the operation of this Section 5.08 in the jurisdiction of the court that has made the adjudication. For purposes of this Agreement, "Purchaser Business" means the business of providing dynamically updating real-time price information on financial instruments, through products aimed primarily at professional traders, but excluding products that have a significant news component, and excluding specifically the business of compiling, calculating, distributing, and publishing financial indexes, and the Dow Jones Interactive Publishing business of Dow Jones.

          (b) Dow Jones covenants and agrees that, if the Closing is consummated, for a period of five years after the Closing Date, it will not, and will cause its Subsidiaries not to, directly or indirectly, solicit for employment, either as an employee or consultant, any employee or independent contractor of the Purchaser or any of its subsidiaries to become an employer or consultant or otherwise provide services to Dow Jones or any of its Subsidiaries; provided, however, that nothing in this paragraph (b) shall be construed as prohibiting Dow Jones or any of its subsidiaries from conducting any general solicitation (including by placing advertisements in any form or method not targeted at employees or independent contractors of the Purchaser and its subsidiaries).

          (c) The parties acknowledge and agree that the restrictions contained in this Section 5.08 are a reasonable and necessary protection of the immediate interest of the Purchaser, and any violation of these restrictions would cause substantial injury to the Purchaser and the Purchaser would not have entered into this Agreement without receiving the additional consideration offered by Dow Jones in binding itself to these restrictions. In the event of a breach or a threatened breach by Dow Jones or any of its subsidiaries of these restrictions, the Purchaser shall be entitled to apply to any court of competent jurisdiction for an injunction restraining such person from such breach or threatened breach (without the necessity of providing the inadequacy of money damages as a remedy); provided, however, that the right to apply for injunctive relief shall not be construed as prohibiting the Purchaser from pursuing any other available remedies for such breach or threatened breach.

                                 ARTICLE VI

                EMPLOYMENT AND EMPLOYEE BENEFIT ARRANGEMENTS

          SECTION 6.01. Definitions. (a) The term "Employees" shall mean the employees of DJM (including those on layoff, disability or leave of absence, whether paid or unpaid, but excluding Retained Employees, former employees and retired employees of DJM) and those employees or groups of employees of Dow Jones listed on Section 6.01(a) of the Dow Jones Schedule, and the term Employee shall mean any of the Employees.

          (b) The term "Retained Employees" shall mean the employees or groups of employees listed in Section 6.01(b) of the Dow Jones Schedule, each of whom will cease to be an employee of DJM as of the Closing Date.

          (c) The term "Dow Jones Plans" shall mean each and all employee benefit plans as defined in Section 3(3) of ERISA, maintained or sponsored by Dow Jones which provides benefits to Employees or their spouses or covered dependents, including (i) any such plans that are employee welfare benefit plans as defined in Section 3(1) of ERISA and (ii) any such plans that are employee pension benefit plans as defined in Section 3(2) of ERISA.

          SECTION 6.02. Employment. Immediately after the Closing Date and subject to the other provisions of this Article VI, Purchaser shall cause each Employee to continue to be employed in his or her respective position with DJM, whether or not the Employee is subject to a written employment agreement, at substantially the same salary and wages and on substantially the same terms and conditions as those in effect immediately prior to the Closing Date, subject to the further terms and conditions of this Article
VI. Nothing herein shall require the Purchase after the Closing Date to retain any Employee for any specified period of time.

          SECTION 6.03. Pension and Other Plans. (a) 401(k) Plan. (i) As of the Closing Date, DJM shall cease to be a participating employer under the Dow Jones Profit Sharing Retirement Plan (the "Investment Plan") and Dow Jones shall take, or cause to be taken, all such action as may be necessary to effect such cessation of participation. As soon as practicable after the Closing Date, the Purchaser shall, or shall cause DJM to, establish or designate, and maintain, a defined contribution plan (the "Purchaser's Investment Plan") to provide benefits to the Employees who, on the Closing Date, are participants in the Investment Plan ("Investment Plan Participants") such benefits to be equivalent to the benefits provided to other employees of the Purchaser. The Purchaser's Investment Plan shall be qualified under Sections 401(a) and 401(k) of the Code and shall provide the Investment Plan Participants credit for service with Dow Jones and its Affiliates (including DJM) and their respective predecessors prior to the Closing Date for all purposes for which service was recognized under the Investment Plan.

               (ii) (A) As soon as practicable after the receipt by Dow Jones of the opinion or determination letter described in subparagraph (B) below, Dow Jones shall cause the trustee of the Investment Plan to transfer to the trust forming a part of the Purchaser's Investment Plan cash (or with respect to participant loans granted prior to the Closing Date, if any, such loans and any promissory notes or other documents evidencing such loans) in an amount equal to the account balances of Investment Plan Participants as of a valuation date (the "Valuation Date") not more than 60 days preceding the date of transfer, increased by any contributions due for periods prior to the Closing Date and not made as of the Valuation Date and reduced by any benefits paid during the period following such Valuation Date to the date of transfer (the "Account Balances").

                    (B) Within 60 days after the Closing Date, the Purchaser shall either (1) provide Dow Jones with an opinion letter of counsel reasonably acceptable to Dow Jones that the Purchaser's Investment Plan and related trust satisfy the requirements for qualification under Sections 401(a) and 401(k) of the Code as of the later of its effective date or the Closing Date or (2) deliver to Dow Jones a favorable determination letter issued by the IRS that the Purchaser's Investment Plan and related trust satisfy the requirements for qualification under Sections 401(a) and 401(k) of the Code as of the later of its effective date or the Closing Date. No transfer shall be made unless the Purchaser provides Dow Jones with the opinion letter or determination letter referred to in this subparagraph (B).

               (iii)  In consideration for the provisions contained in this
Section 6.03(a) for the transfer by the Investment Plan of the Account Balances to the trust forming a part of the Purchaser's Investment Plan, Purchaser shall, effective as of the Closing Date, assume all of the liabilities and obligations of Dow Jones and its Affiliates in respect of the administration and investment of Account Balances on behalf of Employees who are Investment Plan Participants and their beneficiaries under the Investment Plan, and Dow Jones and its affiliates and the Investment Plan shall be relieved of all liabilities and obligations to the Investment Plan Participants and their beneficiaries arising out of the Investment Plan.

          (b) International Pension Plans.

               (i) Effective as of the Closing Date, (A) DJM shall cease to be a participating employer under each pension plan, scheme or other arrangement, whether of a defined benefit or defined contribution nature, that is sponsored by Dow Jones or any of its Affiliates and that covers either employees of Dow Jones and its Affiliates (excluding DJM) or Employees in each case which are domiciled outside of the United States and
(B) Dow Jones shall become, or cause one of its Affiliates (excluding DJM) to become, the successor sponsor of each pension plan, scheme or other arrangement, whether of a defined benefit or defined contribution nature, that is sponsored by DJM as of the Closing Date and that covers both employees of Dow Jones and its Affiliates (excluding DJM) and Employees in each case which are domiciled outside of the United States (collectively, the "International Pension Plans"). Each of Dow Jones and DJM shall take, or cause to be taken, all such action as may be necessary to effect the foregoing cessation of participation and change of sponsorship.

               (ii) With respect to each International Pension Plan, to the extent permitted by applicable law and the terms of the International Pension Plan, Dow Jones shall, as soon as practicable after the Closing Date, transfer, or cause to be transferred, to the pension plan, scheme or other arrangement designated by Purchaser ("Purchaser's International Pension Plans") (or trust forming a part thereof) (A) in the case of an International Pension Plan that is a funded defined contribution plan, cash or property in an amount equal to the account balances of Employees who are participants in such International Pension Plan valued as of the most reasonably practicable date prior to such transfer and (B) in the case of an International Pension Plan that is a defined benefit plan, cash or property in such amount as Dow Jones and Purchaser shall reasonably agree, after taking into account any underfunding with respect to such plans (in either case, the "International Pension Plan Assets"); provided, however, that in the event Dow Jones and Purchaser do not reasonably agree, within 120 days of Closing, as to the amount of cash and property to be transferred under clause (B) above with respect to an International Pension Plan, no such transfer shall occur with respect to such plan.

               (iii) With respect to each International Pension Plan for which International Pension Plan Assets are transferred to the Purchaser's International Pension Plan under this Section 6.03(b), in consideration for such transfer, Purchaser shall, effective as of the Closing Date, assume all of the liabilities and obligations of Dow Jones and its affiliates in respect of the administration and investment of such assets on behalf of Employees who are participants in such International Pension Plan and their beneficiaries, and Dow Jones and its Affiliates shall be relieved of all such liabilities and obligations to such participants and their beneficiaries arising out of such International Pension Plan.

               (iv) With respect to each International Pension Plan for which the transfer of International Pension Plan Assets is (A) prohibited by applicable law or the terms of such plan or (B) not completed for the reason discussed in the proviso to Section 6.03(b)(ii)(B), Dow Jones shall not transfer such assets to the Purchaser's International Pension Plan, and Dow Jones shall retain all of the liabilities and obligations in respect of the participants in such International Pension Plan and their beneficiaries. With respect to each International Pension Plan to which this Section 6.03(b)(iv) applies, Dow Jones shall make distributions to the participants in such plan and their beneficiaries in accordance with applicable law and the terms of such plan.

               (v) With respect to each International Pension Plan that is not a funded plan (whether a defined contribution plan or defined benefit plan) Dow Jones shall retain all liabilities and obligations with respect to Employees who are participants in such International Pension Plan.

          SECTION 6.04. Other Benefit Plans. (a) Effective as of the Closing Date, all Employees shall cease to be active participants in all Dow Jones Plans, and Dow Jones shall take all necessary measures to cause such cessation of participation.

          (b) Purchaser (i) shall establish and maintain, or shall cause DJM to establish and maintain, as of the Closing Date, for all Employees domiciled in the United States, such employee benefit plans, programs and policies and fringe benefits that would provide benefits to such Employees that, in the aggregate, are substantially equivalent, to those provided to current United States employees of Purchaser and (ii) shall use reasonable efforts to establish and maintain, or to cause DJM to establish and maintain, as of the Closing Date, for all Employees domiciled outside of the United States, employee benefit plans, programs and policies and fringe benefits that on a country by country basis would provide benefits to such Employees that, in the aggregate, are substantially equivalent to those provided to current employees of Purchaser domiciled outside of the United States (the "Purchaser's Benefit Plans"); provided, however, that with respect to Purchaser's Benefit Plans, the Purchaser shall, and shall cause DJM to, grant all Employees after the Closing Date credit for all service with Dow Jones and its Affiliates (including DJM) and their respective predecessors prior to the Closing Date for all purposes for which such service was recognized by Dow Jones and its Affiliates (including DJM); provided further, however, with respect to Purchaser's Benefit Plans that provide medical or dental welfare benefits, the Purchaser shall cause all pre-existing condition exclusions and actively at work requirements to be waived for the Employees and their covered dependents and the Purchaser shall provide that any expenses incurred on or before the applicable Closing Date shall be taken into account under the Purchaser's Benefit Plans for purposes of satisfying the applicable deductible, coinsurance and maximum out-of-pocket provisions for the Employees and their covered dependents.

          (c) Except as provided in Sections 6.03 and 6.05, Purchaser shall not assume any assets, liabilities or obligations with respect to any Dow Jones Plan or Dow Jones International Plan. Dow Jones shall retain all liabilities and obligations under all Dow Jones Plans and Dow Jones International Plans for the payment of vested benefits accrued and, in the case of medical, dental and hospitalization plans, expenses actually incurred prior to the Closing Date.

          (d) If the Purchaser complies with Section 6.04(b), Dow Jones shall retain all liabilities and obligations for Losses incurred or suffered by Purchaser or DJM resulting from any claim made by an Employee for benefits provided under a Dow Jones Plan or other arrangement with an Employee which exceed the benefits provided under the Purchaser's agreements, plans and policies for such Employee, including, however, with respect to claims relating to post-retirement health and life insurance benefits, only with respect to (i) all persons who are retired as of the Closing Date and (ii) Employees who are eligible to retire and receive any such benefit as of the Closing Date; provided, however, the foregoing shall not be construed to give any Employee any greater rights with respect to such benefits that he or she may have had prior to the date hereof, provided further, Purchaser shall not be obligated to offer any post-retirement health or life insurance benefits.

          SECTION 6.05. Severance and Retention Benefits. (a) The Purchaser agrees to provide, or cause DJM to provide, severance pay and other benefit entitlements which may be owing to any Employee whose employment is terminated by the Purchaser or DJM after the Closing Date. Such severance pay and benefit entitlements shall be determined (on an Employee by Employee basis) in accordance with the severance and other policies of Purchaser applicable to such Employee; provided, however, that in calculating such severance pay or benefit entitlement, Purchaser shall grant credit to such Employee for all service on or prior to the Closing Date with DJM and its Affiliates and their respective predecessors.

          (b) Dow Jones shall retain all liabilities and obligations (i) for payment of bonuses or similar payments payable to Employees pursuant to retention agreements with DJM, or (ii) for payment of termination or change of control or similar payments payable to Employees pursuant to employment agreements with change of control provisions with DJM, in each case existing as of the Closing Date.

          SECTION 6.06. Unions. Except as required by applicable law, Purchaser shall not assume any obligation under union contracts, including, without limitation, union contracts in respect of Employees domiciled outside of the United States, entered into by Dow Jones or any of its Affiliates (including DJM).

          SECTION 6.07. Indemnity. Provided that the Purchaser or DJM (as applicable) provides severance benefits to the Employees as required by any applicable law and in accordance with the severance benefits provided to similarly situated employees of Purchaser, Dow Jones shall indemnify DJM and Purchaser and hold each of them harmless from and against any Losses incurred or suffered by either of them resulting from any claim made by any Employee terminated by Purchaser or DJM following the Closing that he or she is entitled to that amount of severance pay or other compensation or benefit entitlements by reason of such termination under the Dow Jones Plans in effect as of the Closing Date.

                                ARTICLE VII

                                TAX MATTERS

          SECTION 7.01. Tax Returns and Payments. (a) (1) The Purchaser shall cause DJMH and each Subsidiary to consent to join, for all taxable periods of each such company ending on or before the Closing Date for which it is eligible to do so, in any consolidated or combined Income Tax Returns, which Dow Jones shall request it to join. Dow Jones shall cause to be prepared and filed all such consolidated or combined Income Tax Returns. Each such Return shall be prepared on a basis consistent with the last previous such Return filed by Dow Jones, except as may be required by intervening changes in applicable law. The Purchaser agrees to cooperate with Dow Jones and its affiliates in the preparation of the portions of such returns pertaining to DJMH or any Subsidiary, and hereby agrees to take no positions inconsistent with any such company being a member of the consolidated or combined groups of which Dow Jones is a member as reported on such Returns. Dow Jones shall cause to be timely paid all Taxes to which such Returns relate for all periods covered by such Returns.

          (2) Dow Jones shall cause to be prepared and the Purchaser shall cause to be timely filed all required Income Tax Returns of DJMH and each Subsidiary (other than those to be filed by Dow Jones pursuant to Section 7.01(a)(1)) for any period which ends on or before or includes the Closing Date, for which returns have not been filed as of the Closing Date. Each Return referred to in this Section 7.01(a)(2) shall be prepared on a basis consistent with the last previous such Return filed by Dow Jones, except as may be required by intervening changes in applicable law.

          (3) The Purchaser shall timely cause to be paid all Income Taxes for the periods to which Income Tax Returns to be caused to be filed by the Purchaser pursuant to Section 7.01(a)(2) relate. Such Income Taxes to be caused to be paid by the Purchaser to the extent attributable to any period or portion of a period ending on or before the Closing Date (excluding items arising on the Closing Date after the Closing to the extent arising from operation of the DJM business other than in the ordinary course) shall be referred to herein as "Pre-Closing Taxes" and any such period or portion thereof shall be referred to herein as a "Pre-Closing Period". Dow Jones will pay to the Purchaser an amount equal to the Pre-Closing Taxes due with respect to any such returns caused to be filed by the Purchaser (after taking into account any estimated Income Taxes previously paid and any amounts collected or withheld in respect of Income Taxes and net of any Tax benefits to the Purchaser or any of its affiliates, including DJM, including the creditability or deductibility of such Taxes or payments with respect thereto but excluding basis adjustments that are made as a result thereof). Where the Pre-Closing Taxes with respect to DJMH or any Subsidiary involve a period which begins before and ends after the Closing Date (a "Straddle Period"), such Pre-Closing Taxes shall be calculated on the basis of the actual operations of such company during the portion of such period ending on and including the Closing Date, determined as though such company's books closed at the close of business on the Closing Date (other than Taxes resulting from transactions occurring on the Closing Date after the Closing that are not in the ordinary course of business); provided, however, that in the case of a franchise Tax not based on income, Pre-Closing Taxes shall be equal to the amount of such Tax for the taxable year multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the taxable year through and including the Closing Date and the denominator of which shall be the number of days in the taxable year. Any amounts owed by Dow Jones to the Purchaser pursuant to this paragraph (3) shall be paid by Dow Jones within the later of ten days of the Purchaser's request therefor or ten days prior to the date on which the Purchaser is required to cause to be paid the related Tax liability.

          (b) Indemnification. Subject to the Purchaser's fulfilling its obligations under this Section 7.01, Dow Jones will indemnify and hold harmless the Purchaser, DJMH and each Subsidiary at Dow Jones' sole cost and expense against any and all liability (including, without limitation, interest, additions to Tax and penalties, but net of any Tax benefits to the Purchaser, DJM or any of their affiliates including the creditability or deductibility of Taxes or payments with respect thereto but excluding basis adjustments that are made as a result thereof) for (i) all Income Taxes assessed against or incurred by DJMH or any of its Subsidiaries with respect to all taxable periods ending on or prior to the Closing Date, other than any Purchaser's Taxes (as defined in Section 7.01(f) ), (ii) Pre-Closing Taxes that relate to a Straddle Period, and (iii) Income Taxes of any member of any affiliated group of which Dow Jones is a member (other than DJM) assessed against DJMH or any Subsidiary for any taxable period ending on or prior to the Closing Date by reason of such company being severally liable for the entire Tax of such affiliated group pursuant to Income Tax Regulations ss. 1.1502-6 or any analogous state or local Tax provision.

          (c) Refunds. Any refunds or credits of Income Taxes (including any interest thereon) received by or credited to DJMH or any Subsidiary attributable to periods ending on or prior to the Closing Date, or attributable to periods which include the Closing Date that were not borne by the Purchaser pursuant to Section 7.01(a)(3) (collectively, "Dow Jones Refunds"), shall be for the benefit of Dow Jones, and the Purchaser shall file or cause to be filed any refund claim if requested to do so and shall permit Dow Jones to pursue and contest such refund claim (including, if requested, the granting of powers of attorney to Dow Jones or its representative), such contest to be at Dow Jones' sole cost and expense, and shall cause DJM to pay over to Dow Jones any Dow Jones Refunds, net of any reasonable expenses incurred by DJMH, any of the Subsidiaries or the Purchaser in connection with obtaining such refund, promptly upon receipt thereof. In addition, if the Pre-Closing Taxes with respect to a Straddle Period of DJMH or any Subsidiary are less than the payments previously made (or deemed made) by Dow Jones with respect to such Straddle Period, the Purchaser shall cause DJM to pay to Dow Jones the excess of such previous payments over such Pre-Closing Taxes promptly upon DJM's receiving the benefit of such excess payments through a reduction in, or credit or set-off of, any Tax payment otherwise required to be made by DJMH or any Subsidiary but for such overpayment (or through the creation or increase in any refund allowable to DJMH or any Subsidiary) after the Closing.

          (d) Cooperation. After the Closing Date, the Purchaser and Dow Jones shall make available to the other, as reasonably requested, and to any taxing authority, all information, records or documents relating to Tax liabilities or potential Tax liabilities of DJMH or any Subsidiary for all periods prior to or including the Closing Date and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations or extensions thereof. The Purchaser shall prepare and provide to Dow Jones such federal, state, local and foreign Tax information packages as Dow Jones shall request, prepared on a basis consistent with its prior Return preparation practices, for its use in preparing any Tax Return that relates to DJMH or any Subsidiary. Such Tax information packages shall be completed by the Purchaser and provided to Dow Jones within 45 days after its request therefor. The party requesting any information, records or documents pursuant to this Section 7.01(d) shall reimburse the party providing any such items for reasonable out-of-pocket costs incurred by it in providing any such items (other than expenses compensable through indemnification hereunder).

          (e) Audits. The Purchaser shall promptly notify Dow Jones in writing upon receipt by the Purchaser or any affiliate of the Purchaser (including DJM) of notice of any pending or threatened Tax audits or assessments which may affect the Tax liabilities of DJM for which Dow Jones would be liable under Section 7.01(b). Dow Jones shall have the sole right to represent the interests of DJMH or any Subsidiary in any Tax matter, including any audit or administrative or judicial proceeding or the filing of any amended return (a "Tax Matter"), involving a Tax liability or potential Tax liability for which Dow Jones would be liable under Section 7.01(b), and to employ counsel of its choice at its expense. The Purchaser agrees that it will cooperate fully with Dow Jones and its counsel in the defense or compromise of any Tax Matter, including the granting of powers of attorney to Dow Jones or its representatives if requested.

          (f) Purchaser's Taxes. It is understood by the parties hereto that the Purchaser shall pay, or cause to be paid, and the Purchaser and DJM shall jointly and severally indemnify Dow Jones and its affiliates against and hold them harmless from any liability for Taxes or related detriment (net of any related Tax benefit realized by Dow Jones or its affiliates including the creditability or deductibility of such Taxes or payments with respect thereto but excluding basis adjustments that are made as a result thereof) arising from any action or failure to act by the Purchaser or any affiliate of the Purchaser (including DJM) from and after the Closing (including the Closing Date), including without limitation, an election or deemed election under Section 338 of the Code, and any sale or other disposition of assets by DJM after the Closing ("Purchaser's Taxes"). The Purchaser and DJM shall not make any election or deemed election under
Section 338(h)(10) of the Code. The Purchaser and Dow Jones both agree that for all Income Tax purposes neither shall treat the transactions contemplated by this Agreement as anything other than the sale by Dow Jones to the Purchaser of all the issued and outstanding capital stock of DJM. With respect to any net operating loss or any other Income Tax attribute (a "Tax Attribute") generated by DJMH or any Subsidiary in a taxable period ending after the Closing Date, which Tax Attribute could otherwise be carried back to a period including the Closing Date or prior period, the Purchaser shall make, or cause to be made, the election described in
Section 172(b)(3) of the Code (and any similar election under any other relevant Code Section or any similar law, regulation or rule of any other taxing jurisdiction) to forego the carryback period with respect to such Tax Attribute. If a carryback of a Tax Attribute to a period including the Closing Date or prior period is required by law (a "Purchaser Carryback"), upon the request of Purchaser, but subject to the consent of Dow Jones (which consent shall not be unreasonably withheld or delayed), Dow Jones and its affiliates shall take all necessary or appropriate actions to file a refund claim that arises with respect to any Taxes attributable to the activities of DJMH or its Subsidiaries prior to the Closing Date as a result of the carryback of such Tax Attribute. Upon receipt of any such refund by Dow Jones or its affiliates, such refund shall be promptly remitted to the Purchaser, net of any reasonable expenses incurred in obtaining such refund, provided, however, that in determining the amount to be remitted to Purchaser, only that portion of such refund payment that would not have been received by Dow Jones, were it not for such Purchaser Carryback, after taking into account Dow Jones' Tax Attributes, including any capital losses or other Tax Attributes generated by the transactions contemplated by this Agreement, shall be remitted to the Purchaser. Such determination shall be made in writing by the accounting firm of Coopers & Lybrand (or any successor firm thereto), which determination shall be final and not reviewable by the Purchaser. Upon any subsequent written determination by Coopers & Lybrand (or any successor firm thereto) that the amount of such payment made pursuant to the preceding was overstated or understated, Dow Jones, or the Purchaser, as the case may be, shall pay to the other party the amount of such overstatement or understatement. In the event that as a result of an audit of any period ending on or prior to the Closing (or with respect to Taxes of a Straddle Period for which Dow Jones is liable), DJMH or its Subsidiaries is required by law to carry forward a Tax Attribute to any period or portion thereof which ends after the Closing Date, the Purchaser shall be obligated to file a refund claim with respect to such Tax Attribute and pay over such refund to the same extent and on the same terms and conditions as Dow Jones is required to do with respect to Purchaser Carrybacks.

          (g) Conveyance Taxes. Dow Jones and the Purchaser agree to share liability for, and to each pay 50% of, all sales, transfer, stamp, stock transfer, real property transfer or gains and similar Taxes incurred as a result of the sale of the Shares contemplated hereby.

          (h) Amended Returns. Purchaser shall not file or cause to be filed any amended Income Tax Returns with respect to a period ending on or before the Closing Date except to the extent instructed to do so by Dow Jones. Neither party shall file or cause to be filed any amended Income Tax Return with respect to a Straddle Period without the consent of the other party, which consent shall not be unreasonably withheld or delayed. Dow Jones shall not file an amended Income Tax Return with respect to a Pre-Closing Period if it is reasonably anticipated by the Purchaser that such filing would have a Purchaser Material Adverse Effect, without the consent of Purchaser, which consent shall not be unreasonably withheld or delayed, unless such filing (i) is required by law, (ii) does not relate to DJMH or any of its Subsidiaries, (iii) is necessary to recoup, mitigate or diminish any Losses for which Dow Jones is liable hereunder or (iv) is necessary to carry over a Tax Attribute to a Pre-Closing Period.

          (i) Loss Reattribution. Neither Dow Jones nor any of its affiliates shall at any time file an election pursuant to Treasury Regulations Section 1.1502-20(g) (or pursuant to any similar provision of state, local or foreign law) to reattribute any of the net operating loss carryovers or net capital loss carryovers attributable to DJMH or any Subsidiary without the prior written consent of the Purchaser.

          (j) Tax Sharing Agreements. Any and all tax sharing or allocation agreements in effect as of the date hereof or as of the Closing Date as between Dow Jones or its affiliates, on the one hand, and DJMH and/or any of its Subsidiaries, on the other hand, for any Taxes, shall be terminated as of the Closing Date, regardless of the period for which such Taxes are imposed, and as of the Closing Date Dow Jones and its affiliates and DJMH and the Subsidiaries shall be released from any obligation with respect to such agreements.

          (k) Miscellaneous. (1) Except as otherwise required by law, including any contrary determination (within the meaning of Section 1313(a) of the Code), the parties agree to treat all payments made under this
Article VII or Article IX as adjustments to the Purchase Price for Tax purposes.

               (2) This Article VII shall supersede Section 9.04 of this Agreement with respect to Income Taxes.

               (3) The covenants and agreements of the parties hereto contained in this Article VII shall survive the Closing and shall remain in full force and effect until the expiration of all statutes of limitations (including any extensions or waivers thereof consented to by Dow Jones) with respect to any Taxes that would be indemnifiable by Dow Jones or Purchaser under this Article VII.

                                ARTICLE VIII

                           CONDITIONS TO CLOSING

          SECTION 8.01. Conditions to Obligations of Dow Jones. The obligations of Dow Jones to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct as of the Closing, with the same force and effect as if made as of the Closing (or, in the case of representations and warranties of the Purchaser which address matters only as of a particular date, as of such date), except where the failure of such representations and warranties to be true would not, individually or in the aggregate, have a Purchaser Material Adverse Effect or prevent the sale or purchase of the Shares or the delivery of the Consideration;

          (b) Covenants. The covenants and agreements contained in this Agreement to be complied with by the Purchaser at or prior to the Closing shall have been complied with in all material respects;

          (c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other Governmental Order which is in effect and has the effect of prohibiting the sale or purchase of the Shares or the delivery of the Consideration;

          (d) HSR Act and BHC Act. The applicable waiting period under the HSR Act and the BHC Act (and any law, rule or regulation having similar effect as the HSR Act in any jurisdiction outside the United States unless the failure to have such waiting period expire or terminate would not have a Material Adverse Effect) shall have expired or been terminated;

          (e) Preferred Stock. The Purchaser shall have authorized and shall be able to issue the preferred Stock (or the Alternate Preferred Stock) comprising the Equity Consideration.

          (f) Ancillary Documents. The Purchaser shall have duly executed and delivered each of the Ancillary Documents; and

          (g) Legal Opinion. Dow Jones shall have received a legal opinion, dated the Closing Date, from counsel to the Purchaser, covering matters customarily covered in transactions of this type, in form and substance reasonably satisfactory to Dow Jones.

          SECTION 8.02. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Dow Jones contained in this Agreement shall be true and correct as of the Closing, with the same force and effect as if made as of the Closing (or, in the case of representations and warranties of Dow Jones which address matters only as of a particular date, as of such date), except where the failure of such representations and warranties to be true would not, individually or in the aggregate, have a Material Adverse Effect or prevent the sale or purchase of the Shares;

          (b) Covenants. The covenants and agreements contained in this Agreement to be complied with by Dow Jones at or prior to the Closing shall have been complied with in all material respects;

          (c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other Governmental Order which is in effect and has the effect of prohibiting the sale or purchase of the Shares;

          (d) HSR Act and BHC Act. The applicable waiting period under the HSR Act and the BHC Act (and any law, rule or regulation having similar effect as the HSR Act in any jurisdiction outside the United States unless the failure to have such waiting period expire or terminate would not have a Material Adverse Effect) shall have expired or been terminated;

          (e) Ancillary Documents. Dow Jones shall have duly executed and delivered each of the Ancillary Documents to be executed and delivered by it;

          (f) Financing. The Purchaser shall have obtained additional senior bank financing in the amount of $450,000,000, on terms reasonably satisfactory to the Purchaser;

          (g) Bank Consent. The Purchaser shall have obtained the consent of the Banks (the "Bank Consent") required under the Purchaser's existing senior bank agreement for the Purchaser (i) to purchase the Shares, (ii) to issue the Subordinated Note (if required) and (iii) to issue equity to WCAS VII in connection with the financing of the purchase of the Shares without having to use the proceeds thereof to prepay the Banks (the "Bank Consent Condition");

          (h) Legal Opinion. The Purchaser shall have received a legal opinion, dated the Closing Date, from the General Counsel of Dow Jones, covering matters customarily covered in transaction of this type in form and substance reasonably satisfactory to the Purchaser; and

          (i) Material Adverse Change. There shall not be, as of the Closing Date, a Material Adverse Change. "Material Adverse Change" means an Annualized Revenue Reduction between December 31, 1997 and the Closing Date of more than $180,000,000.

          "Annualized Revenue Reduction" means the amount by which the sum of (a) Annualized Terminated Customer Revenue and (b) Annualized
Unauthorized Customer Revenue, exceeds Annualized New Customer Revenue.

          "Annualized Terminated Customer Revenue" means the annualized revenue of DJM from any customer contract that has been Terminated by the customer between December 31, 1997 and the Closing Date; provided, that no contract shall give rise to Annualized Terminated Customer Revenue if the customer has entered into a contract approved by the Purchaser prior to the Closing Date. DJM Management represents that it will work with the Purchaser in a manner intended to preserve all existing client revenue and to mitigate future revenue losses. To accomplish this purpose DJM Management will work with the Purchaser to implement procedures intended to involve the Purchaser in those notices of disconnect given by DJM customers, and those significant price concessions offered to DJM customers, so as to allow the Purchaser the opportunity to work with DJM to meet the goals of this section.

          "Annualized Unauthorized Customer Revenue Reductions" means the annualized revenue of DJM from any customer contract with respect to which the rates have been reduced by DJM between December 31, 1997 and the Closing Date, other than rate reductions which (a) have been approved by the Purchaser (such approval not to be unreasonably withheld), or (b) have resulted from a customer reducing the number of screens covered by a contract by reason of the customer's need to use fewer screens in its business by reason of consolidation with another DJM customer.

          "Annualized New Customer Revenue" means the annualized revenue of DJM with respect to any new customer contract entered into between December 31, 1997 and the Closing Date, at reasonable rates consistent with industry standards.

          "Terminated" means a written termination of services by the customer unless the customer has continued to pay for such services for a period subsequent to such termination.

                                 ARTICLE IX

                              INDEMNIFICATION

          SECTION 9.01. Survival. Except as otherwise set forth in this
Section 9.01, the representations and warranties of Dow Jones made in this Agreement shall survive the Closing and remain in full force and effect for a period of eighteen months after the Closing Date, and the corresponding obligation to indemnify under Section 9.02(a) shall expire at such time unless a claim has been made in reasonable detail prior thereto.

          SECTION 9.02. Indemnification by Dow Jones. Subject to Section
9.05 and except as otherwise set forth in Section 9.02 of the Dow Jones Schedule, Dow Jones shall indemnify and hold harmless the Purchaser, its Affiliates, and their respective officers, directors, employees and agents, from and against any and all Losses (net of (x) any Tax benefits and (y) insurance payments actually received in connection therewith, less costs of collection), based upon, arising out of, or resulting from, any of the following:

          (a) breach by Dow Jones of the representations and warranties made by Dow Jones in this Agreement (it being understood that, notwithstanding anything to the contrary contained in the Agreement, to determine if there had been a breach of a representation or warranty and the Losses arising from such breach, such representation or warranty shall be read as if it were not qualified by materiality, including qualifications indicating accuracy "in all material respects," or accuracy except to the extent the inaccuracy will not have a "Material Adverse Effect");

          (b) failure by Dow Jones to perform its covenants or agreements contained in this Agreement; or

          (c) failure by DJM to pay all amounts due and payable by DJM prior to the Closing Date under any agreements with exchanges and other information providers (except to the extent reflected on the Closing Balance Sheet).

          SECTION 9.03. Indemnification by Purchaser. Subject to Section 9.05(b) and except as otherwise set forth in Section 9.02 of the Dow Jones Schedule, the Purchaser shall indemnify and hold harmless Dow Jones and its Affiliates, and their respective officers, directors, employees and agents, from and against any and all Losses (net of (x) any Tax benefits and (y) insurance payments actually received in connection therewith, less costs of collection) based upon, resulting from or arising out of any of the following:

          (a) breach by the Purchaser of the representations and warranties made by the Purchaser in this Agreement;

          (b) failure by the Purchaser to perform its covenants or agreements contained in this Agreement; or

          (c) any liability or obligation relating to the operation and ownership of the business of DJM after the Closing.

          SECTION 9.04. Claims. When a party seeking indemnification under
Section 9.02 or 9.03 (the "Indemnified Party") receives notice of any claims made by third parties (individually, a "Third Party Claim" and collectively, "Third Party Claims") or has any other claim for indemnification other than a Third Party Claim, which is to be the basis for a claim for indemnification hereunder, the "Indemnified Party" shall give prompt written notice thereof within 30 days to the other party (the "Indemnifying Party") reasonably indicating (to the extent known) the nature of such claims and the basis thereof; provided, however, that failure of the Indemnified Party to give the Indemnifying Party such notice as provided herein shall not (subject to Section 9.01) relieve the Indemnifying Party of any of its obligations hereunder unless and only to the extent that the Indemnifying Party shall have been prejudiced thereby. Upon notice from the Indemnified Party, the Indemnifying Party may, but shall not be required to, assume the defense of any such Third Party Claim, including its compromise or settlement, and the Indemnifying Party shall pay all reasonable costs and expenses thereof and shall be fully responsible for the outcome thereof; provided, however, that in such case, the Indemnifying Party shall have no obligation to pay any further costs or expenses of legal counsel of the Indemnified Party thereafter incurred in connection with such defense other than reasonable costs of investigation. No compromise or settlement in respect of any Third Party Claims may be effected by the Indemnifying Party without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld or delayed), unless the sole relief is monetary damages that are paid in full by the Indemnifying Party. The Indemnifying Party shall give notice to the Indemnified Party as to its intention to assume the defense of any such Third Party Claim within thirty (30) days after the date of receipt of the Indemnified Party's notice in respect of such Third Party Claim. If the Indemnifying Party does not, within thirty (30) days after the Indemnified Party's notice is given, give notice to the Indemnified Party of its assumption of the defense of the Third Party Claim, the Indemnifying Party shall be deemed to have waived its rights to control the defense thereof. If the Indemnified Party assumes the defense of any Third Party Claim because of the failure of the Indemnifying Party to do so in accordance with this Section 9.04, it may do so in such reasonable manner as it may deem appropriate, and the Indemnifying Party shall pay all reasonable costs and expenses of such defense. The Indemnifying Party shall have no liability with respect to any compromise or settlement thereof effected without its prior written consent (which consent shall not be unreasonably withheld or delayed), unless the sole relief granted was equitable relief for which it would have no liability or to which it would not be subject.

          SECTION 9.05. Limitations on Indemnification. (a) The provisions for indemnity herein shall be effective (i) only when the aggregate amount of all Losses for which indemnification is sought from Dow Jones under
Section 9.02 exceeds $25,000,000 (in which case the Purchaser shall be entitled to indemnification of its Losses in excess thereof), and (ii) only until the dollar amount paid by Dow Jones in respect of the Losses indemnified against under such Section 9.02 aggregates to an amount equal to $100,000,000 (and in no event shall Dow Jones have any liability hereunder in excess thereof).

          (b) The provisions of Sections 6.07 and 7.01(b) shall apply without giving effect to Section 9.05(a)(i). Dow Jone's indemnification obligation under Section 9.02(c) for any and all amounts payable by DJM or Dow Jones pursuant to audits conducted for Cantor Fitzgerald and for Market Data Corporation under the Agreement between Telerate, Inc. and Cantor Fitzgerald Securities Corp. dated February 23, 1990, and the Agreement between Market Data Corporation and Telerate, Inc. dated February 23, 1990, in respect of periods prior to the Closing, shall apply without giving effect to Section 9.05(a)(i).

          (c) Each of the parties hereto acknowledges and agrees that, from and after the Closing, its sole and exclusive remedy with respect to any and all claims relating to the breach of representations, warranties and covenants contained in this Agreement (other than any claims for fraud) shall be pursuant to the indemnification provisions set forth in this
Article IX; provided, however, that this sentence shall not limit the rights of the parties hereto to seek specific performance of any provision of this Agreement. In furtherance of the foregoing, each of the parties hereto hereby waives, to the fullest extent permitted under applicable law, any and all other rights, claims and causes of action it may have, from and after the Closing, against the other party or their respective officers, directors, employees, agents, representatives and Affiliates relating to the breach of representations, warranties and covenants contained in this Agreement.

          (d) The Indemnified Party shall take all commercially reasonable steps to mitigate damages in respect of any claim for which it is seeking indemnification, including, without limitation, using commercially reasonable efforts to effect recovery of available insurance claims in connection with such claim, and shall use commercially reasonable efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof.

          (e) All indemnity obligations hereunder shall be paid in cash, and, if the Subordinated Note is issued, neither the Purchaser nor Dow Jones shall offset against the principal amount or any other amounts due under the Subordinated Note any indemnification obligation of Dow Jones under this Agreement (unless and until the amount thereof is determined by a final nonappealable judgment is not paid within 30 days thereafter).

                                 ARTICLE X

                     TERMINATION, AMENDMENT AND WAIVER

          SECTION 10.01. Termination. This Agreement may be terminated at any time prior to the Closing:

          (a) by the mutual written consent of Dow Jones and the Purchaser;

          (b) by either Dow Jones or the Purchaser if any Governmental Authority with jurisdiction over such matters shall have issued a Governmental Order restraining, enjoining or otherwise prohibiting the sale or purchase of the Shares hereunder and such order, decree, ruling or other action shall have become final and unappealable; provided, however, that the provisions of this Section 10.01(b) shall not be available to any party unless such party shall have used its best efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to the transactions contemplated by this Agreement;

          (c) by either Dow Jones or the Purchaser if the Closing shall not have occurred prior to 120 days from date of this Agreement (the "Termination Date"); provided, however, that (i) no party hereto shall have the right to terminate this Agreement under this Section 10.01(c) if such party's failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to the Termination Date, and (ii) if the only conditions not satisfied (or capable of being satisfied) or waived as of the Termination Date are the Financing Condition, the Preferred Consent Condition and/or the Bank Consent Condition, then, Dow Jones may, at its sole election, extend this Agreement, by written notice to the Purchaser, for up to an additional 120 days after the Termination Date (which extension may be revoked at any time); or

          (d) by Dow Jones if the Bank Consent has not been obtained by the Purchaser by April 3, 1998.

          SECTION 10.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except that (a) the last sentence of Section 5.02(a), Sections 11.01, 11.02 and 11.03, the parenthetical clause of Section 11.07, and
Section 11.12, shall survive any termination of this Agreement and (b) nothing herein shall relieve either party from liability for breaches this Agreement.

          SECTION 10.03. Waiver. At any time prior to the Closing, either party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.

                                 ARTICLE XI

                             GENERAL PROVISIONS

          SECTION 11.01. Expenses. Unless otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

          SECTION 11.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

          (a)  if to Dow Jones:

               Dow Jones & Company, Inc.
               200 Liberty Street
               New York, New York 10281
               Attention: Peter Skinner, General Counsel
               Telecopier: (212) 732-8356

               with copies to:

               Fried, Frank, Harris, Shriver & Jacobson
               One New York Plaza
               New York, New York  10004
               Attention: Gail Weinstein
               Telecopier: (212) 859-4000

          (b)  if to the Purchaser:

               Bridge Information Systems, Inc.
               717 Office Parkway
               St. Louis, Missouri 63141
               Attention: Thomas M. Wendel
                          Chairman, President and Chief Executive Officer
               Telecopier:  (314) 432-5347

               with a copy to:

               Reboul, MacMurray, Hewitt, Maynard & Kristol
               45 Rockefeller Plaza
               New York, New York, 10111
               Attention: Alan D. Granquist
               Telecopier:  (212) 841-5725

          SECTION 11.03. Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements, no party to this Agreement shall make any public announcements in respect of this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby, nor shall otherwise communicate with any news media, without the prior written consent of the other party (which consent shall not be unreasonably withheld). If a public statement is required to be made pursuant to the foregoing sentence, the parties shall consult with each other, to the extent reasonably practicable, in advance as to the contents and timing thereof.

          SECTION 11.04. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 11.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

          SECTION 11.06. Entire Agreement. This Agreement (including the Dow Jones Schedule, the Purchaser Schedule, and the Exhibits hereto) and the Ancillary Documents constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral (other than the Confidentiality Agreement, which shall survive until the Closing and, if this Agreement is terminated prior to consummation of the Closing, then the Confidentiality Agreement shall survive such termination in accordance with the terms of the Confidentiality Agreement), between Dow Jones and the Purchaser with respect to the subject matter hereof and except as otherwise expressly provided herein.

          SECTION 11.07. Assignment. Neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto, except that the Purchaser may pledge, or otherwise grant a security interest with respect to, its rights under this Agreement for the benefit of any bank with an outstanding loan to the Purchaser.

          SECTION 11.08. No Third-Party Beneficiaries. Except as provided in Articles VI and IX (and, in the case of Article IX, solely with respect to parties indemnified thereunder), this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          SECTION 11.09. Waivers and Amendments. This Agreement may be amended or modified, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any other right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at Law or in equity.

          SECTION 11.10. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement required to be performed prior to the Closing was not performed in accordance with the terms hereof and that, prior to the Closing, the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or in equity.

          SECTION 11.11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in a New York state or federal court sitting in the City of New York, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.

          SECTION 11.12. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          IN WITNESS WHEREOF, Dow Jones and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                DOW JONES & COMPANY, INC.


                                By /s/ Peter R. Kann
                                   -------------------------------
                                   Name:  Peter R. Kann
                                   Title: Chairman and
                                          Chief Executive Officer

                                BRIDGE INFORMATION SYSTEMS, INC.


                                By /s/ Thomas M. Wendel
                                   -------------------------------
                                   Name:  Thomas M. Wendel
                                   Title: Chairman, President and
                                          Chief Executive Officer